Exhibit 10.1

EXECUTION COPY

$565,000,000

CREDIT AGREEMENT

Dated as of November 15, 2006

Among

COLLECT HOLDINGS, INC.

as Parent

COLLECT ACQUISITION CORP.

which on the Closing Date shall be merged with and into

NCO GROUP, INC.

(with NCO Group, Inc. surviving such merger)

and

NCO FINANCIAL SYSTEMS, INC.

as Borrowers

and

THE INITIAL LENDERS, ISSUING BANKS AND

SWING LINE BANK NAMED HEREIN

as Initial Lenders, Issuing Banks and Swing Line Bank

and

MORGAN STANLEY & CO. INCORPORATED

as Collateral Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

and

CITIZENS’ BANK OF PENNSYLVANIA

and

FIFTH THIRD BANK

and

NATIONAL CITY BANK

as Co-Documentation Agents

MORGAN STANLEY SENIOR FUNDING, INC.

and

J.P. MORGAN SECURITIES INC.

as Joint Lead Arrangers and Joint Bookrunners

T A B L E  O F  C O N T E N T S

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Borrower	70

	ARTICLE V

	COVENANTS OF THE PARENT

SECTION 5.01.	Affirmative Covenants	77
SECTION 5.02.	Negative Covenants	83
SECTION 5.03.	Reporting Requirements	100
SECTION 5.04.	Financial Covenants	104

	ARTICLE VI

	EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	106
SECTION 6.02.	Actions in Respect of the Letters of Credit upon Default	109

	ARTICLE VII

	THE AGENTS

SECTION 7.01.	Authorization and Action	110
SECTION 7.02.	Agents’ Reliance, Etc.	111
SECTION 7.03.	MSSF, MS&Co and Affiliates	112
SECTION 7.04.	Lender Party Credit Decision	112
SECTION 7.05.	Indemnification	112
SECTION 7.06.	Successor Agents	113

	ARTICLE VIII

	GUARANTY

SECTION 8.01.	Guaranty; Limitation of Liability	114
SECTION 8.02.	Guaranty Absolute	115
SECTION 8.03.	Waivers and Acknowledgments	116
SECTION 8.04.	Subrogation	117
SECTION 8.05.	Guaranty Supplements	117
SECTION 8.06.	Subordination	118
SECTION 8.07.	Continuing Guaranty; Assignments	118

SCHEDULES
Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule 4.01(a)(ii)	-	Exceptions to Good Standing
Schedule 4.01(b)	-	Loan Parties
Schedule 4.01(c)	-	Subsidiaries
Schedule 4.01(e)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(g)	-	Litigation
Schedule 4.01(q)	-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(r)	-	Environmental Disclosure
Schedule 4.01(u)	-	Existing Debt
Schedule 4.01(v)	-	Surviving Debt
Schedule 4.01(w)	-	Liens
Schedule 4.01(x)	-	Owned Real Property
Schedule 4.01(y)(i)	-	Leased Real Property (Lessee)
Schedule 4.01(y)(ii)	-	Leased Real Property (Lessor)
Schedule 4.01(z)	-	Investments
Schedule 4.01(aa)	-	Material Contracts
Schedule 5.02(t)	-	Transactions with Affiliates

EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term B Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Subsidiary Guaranty Supplement
Exhibit F	-	Form of Opinion of Counsel to the Loan Parties
Exhibit G	-	Form of Mortgage
Exhibit H	-	Form of Solvency Certificate
Exhibit J	-	Form of Opinion of Counsel to the Loan Parties (Real Properties)

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) dated as of November 15, 2006 among COLLECT ACQUISITION CORP., a Pennsylvania corporation (to be succeeded upon the Merger as the Surviving Corporation, the “Initial Borrower”), NCO FINANCIAL SYSTEMS, INC., a Pennsylvania corporation (the “Initial Subsidiary Borrower”), COLLECT HOLDINGS, INC., a Delaware corporation (the “Parent”), the Subsidiary Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Issuing Banks (as hereinafter defined), the Swing Line Bank (as hereinafter defined), MORGAN STANLEY & CO. INCORPORATED (“MS&Co”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS:

(1) The Initial Borrower was organized by One Equity Partners II, L.P., a Cayman Islands limited partnership (the “Sponsor”), to acquire control of NCO Group, Inc., a Pennsylvania corporation (the “Company”).

(2) Pursuant to the Agreement and Plan of Merger dated July 21, 2006 (as amended (as defined in Section 1.02), to the extent permitted under the Loan Documents (as hereinafter defined), the “Merger Agreement”) among the Parent, the Initial Borrower and the Company, the Initial Borrower has agreed to consummate a merger (the “Merger”) with the Company in which the Company will be the surviving corporation (the “Surviving Corporation”).

(3) The Initial Borrower has requested that, immediately upon the consummation of the Merger, the Lender Parties lend to the Surviving Corporation up to $465 million of Term B Advances (as hereinafter defined) and up to $10 million of Revolving Credit Advances (as hereinafter defined) to pay to the holders (other than the Initial Borrower) of the Company Stock (as hereinafter defined) the cash consideration for their shares in the Merger, pay transaction fees and expenses, refinance certain Existing Debt (as hereinafter defined) of the Company and that, from time to time, the Lender Parties lend to the Borrowers and issue Letters of Credit for the account of the Borrowers to provide working capital for the Surviving Corporation and its Subsidiaries and for other general corporate purposes. The Lender Parties have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Borrower” has the meaning specified in Section 2.18.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Advance” means a Term B Advance, a Revolving Credit Advance, a Swing Line Advance, a Letter of Credit Advance or an Advance under an Incremental Facility.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined reasonably and in good faith by, (a) if the counterparty to such Hedge Agreement is a Hedge Bank that shall make such determination upon request by the Administrative Agent, such counterparty or (b) otherwise, the Administrative Agent, in each case equal to the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to such counterparty in accordance with its terms as if (i) such Hedge Agreement was being terminated early on such date of determination, and (ii) such Loan Party or Subsidiary was the sole “Affected Party”.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means (a) in respect of the Revolving Credit Facility, (i) for the first six months following the Effective Date, 2.00% per annum for Base Rate Advances and 3.00% per annum for Eurodollar Rate Advances and (ii) thereafter, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Base Rate Advances	Eurodollar Rate Advances
Level I less than 3:1	1.50%	2.50%
Level II 3:1 or greater, but less than 4:1	1.75%	2.75%
Level III 4:1 or greater	2.00%	3.00%

, (b) in respect of the Swing Line Facility, (i) for the first six months following the Effective Date, 2.00% per annum and (ii) thereafter a percentage per annum determined by reference to the Leverage Ratio as set forth above for Base Rate Advances, (c) in respect of the Term B Facility, (i) for the first six months following the Effective Date, 2.00% per annum for Base Rate Advances and 3.00% per annum for Eurodollar Rate Advances and (ii) thereafter a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Base Rate Advances	Eurodollar Rate Advances
Level I less than or equal to 3.5:1.0	1.75%	2.75%
Level II 3.5:1.0 or greater	2.00%	3.00%

and (d) in respect of any Incremental Facility, the percentage per annum for Base Rate Advances and for Eurodollar Rate Advances that are agreed by the Borrower and the applicable lenders thereunder. The Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the Leverage Ratio in effect on the first day of each Interest Period for such Advance; provided, however, that (A) no reduction in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Chief Financial Officer of the Borrower demonstrating such Leverage Ratio and (B) the Applicable Margin shall be at Level III (in the case of the Revolving Credit Facility and the Swing Line Facility) and at Level II (in the case of the Term B Facility) for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(b) or (c), as the case may be; provided, that no increase in the Applicable Margin shall be effective under this clause (B) until 5 Business Days after the date on which the Borrower receives written notice from the Administrative Agent providing the effective date of such increase and the precise reason for such increase.

“Appropriate Lender” means, at any time, with respect to (a) any of the Term B Facility, the Revolving Credit Facility or any Incremental Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender Party, (ii) an Affiliate of a Lender Party or (iii) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.17(d).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Excess Cash Flow” shall mean, at any time, an amount not less than zero, determined on a cumulative basis, equal to the aggregate amount of Excess Cash Flow for all Fiscal Years ending on or after December 31, 2007 which is not required to be applied to a mandatory prepayment of the Advances in accordance with Section 2.06(b), but only to the extent such amount has not been previously applied to (a) pay, in whole or in part, consideration for a purchase or acquisition pursuant to Section 5.02(f)(vi), (b) make a Restricted Payment pursuant to Section 5.02(g)(ii), (c) make any repayment, redemption or prepayment of Debt permitted by Section 5.02(j)(i)(D)(1) or (d) make, in whole or in part, a Capital Expenditure pursuant to Section 5.02(o).

“Available Foreign Currency” shall mean the lawful currency of Canada, the lawful currency of Australia and any other available and freely-convertible currency other than U.S. Dollars selected by the Borrower and approved by the Issuing Banks from time to time.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest published by The Wall Street Journal from time to time, as the prime lending rate (in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the prime lending rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Base Rate); and

(b)  1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” means (a) initially, the Initial Borrower and the Initial Subsidiary Borrower collectively on a joint and several basis (unless the context otherwise requires that such term shall apply only to the Initial Borrower) and (b) upon the designation of any Additional Borrower pursuant to Section 2.18, the Initial Borrower, the Initial Subsidiary Borrower and each Additional Borrower collectively on a joint and several basis (unless the context otherwise requires that such term shall apply only to the Initial Borrower).

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term B Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capex Carryover” has the meaning specified in Section 5.02(o).

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year, including, without limitation, the capitalization of software development costs, plus, without duplication, (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 180 days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that (i) is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500 million or (ii) is not organized and existing under the laws of the United States or any state of commonwealth thereof or under the laws of the District of Columbia and (A) is currently ranked among the 100 largest banks in the world (by assets according to American Banker), (B) has combined capital and surplus of at least $500 million or (C) issues (or the parent of which issues) commercial paper rated as described in clause (c) below or at the equivalent rating by any other rating agency that is nationally recognized in the United States, (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. (“Moody’s”) or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), (d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market funds that are registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition, or (e) in the case of any Foreign Subsidiary, any Investment similar to any of the foregoing denominated in local currencies.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation of the Borrower under Section 957 of the Internal Revenue Code.

“Change of Control” means such time as:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Surviving Corporation and its Subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Exchange Act);

(b) the adoption of a plan relating to the liquidation or dissolution of the Surviving Corporation;

(c)(i) prior to the occurrence of a Public Market, a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Specified Equity Investor, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Interests representing a greater percentage of the total voting power of the Voting Interests of the Surviving Corporation, on a fully diluted basis, than is held by the Specified Equity Investors on such date and (ii) after the occurrence of a Public Market, a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Specified Equity Investors, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 40% of the total voting power of the Voting Interests of the Surviving Corporation on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of the Voting Interests of the Surviving Corporation, on a fully diluted basis, than is held by the Specified Equity Investors on such date;

(d) the first day as of which a majority of the members of the Board of Directors of the Surviving Corporation are not Continuing Directors;

(e) the Parent shall cease to own 100% of the Equity Interests in the Borrower; or

(f) any “change of control”, “change in control” or similar event shall have occurred under the Senior Indenture, the Senior Notes, the Senior Subordinated Indenture or the Senior Subordinated Notes.

“Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.

“Collateral Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment, a Revolving Credit Commitment, a Letter of Credit Commitment, an Incremental Term Commitment or an Incremental Revolving Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.17(b).

“Company” has the meaning specified in the Preliminary Statements.

“Company Material Adverse Effect” means any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (a) is materially adverse to the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries (as defined in the Merger Agreement), taken as a whole, or (b) materially delays or impairs the Company’s ability to perform its material obligations under the Merger Agreement or materially impedes the ability of the Company to consummate the transactions contemplated thereby; provided that none of the following, alone or in any combination, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect for purposes of clause (a) of the definition of Company Material Adverse Effect above: (i) the public announcement of a proposal by the Parent or any of its affiliates, the Merger Agreement, the Merger and the other transactions contemplated thereby (including the resignation of employment of employees or any impact on the Company’s business, customer relations, condition or results of operations, in each case as a result therefrom), (ii) changes, events or developments after the date hereof in the national or world economy generally or financial or securities markets generally or changes, events or developments after the date hereof in general economic conditions or other changes, events or developments that generally affect the industries in which the Company and its Subsidiaries conduct their business, so long as such changes, events, developments or conditions do not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate, (iii) any change after the date hereof in any applicable Law (as defined in the Merger Agreement), rule or regulation, so long as such changes do not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate and so long as such changes do not disproportionately affect the industries in which the Company competes compared to other industries generally, (iv) any change after the date hereof in United States generally accepted accounting principles or the interpretations thereof, (v) any failure by the Company to meet any published (whether by the Company or a third party research analyst) estimates of revenues or earnings (provided that the underlying reason for such failure shall not be excluded by virtue of this clause from the determination of a Company Material Adverse Effect), (vi) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, so long as such outbreak, escalation, occurrence or threat of a calamity, disaster or emergency does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate, (vii) a decline in the price, or a change in the trading volume of, the Company Common Stock (as defined in the Merger Agreement) on Nasdaq or any successor exchange (provided that the underlying reason for such decline or change shall not be excluded by virtue of this clause from the determination of a Company Material Adverse Effect), and (viii) any matter to the extent that (A) it is disclosed in reasonable detail in the Company Disclosure Schedule (as defined in the Merger Agreement) and (B) such disclosed matter does not worsen in a materially adverse manner.

“Company Stock” means the common stock of shares of the Company immediately prior to the consummation of the Merger.

“Confidential Information” means any confidential or proprietary information that any Loan Party furnishes to any Agent or any Lender Party or any of their respective employees, agents, experts or advisors, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender Party or any of their respective employees, agents, experts or advisors of the confidentiality obligations hereunder or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties, provided that disclosure by such source is not known by such Agent or any Lender Party or any of their respective employees, agents, experts or advisors to be in breach of a confidentiality agreement with any Loan Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Continuing Directors” means (a) the directors of the Surviving Corporation on the Effective Date, (b) each other director if, in each case, such other director’s nomination for election to the board of directors of the Surviving Corporation is recommended by at least a majority of the then Continuing Directors and (c) each other director of the Surviving Corporation who was designated or appointed, directly or indirectly, with the approval of the Specified Equity Investors holding a majority of the Voting Interests of all of the Specified Equity Investors.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” of any Person means (a) all Debt of such Person except Funded Debt and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock of such Person or in respect of any warrants, rights or options to acquire such Disqualified Stock, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; provided, that the amount of such Debt shall be the lesser of (x) the fair market value of such property at the date of determination and (y) the amount of such Debt.

“Debt for Borrowed Money” of any Person means, at any date of determination, (a) the sum of all items that, in accordance with GAAP, would be classified as indebtedness for borrowed money on a Consolidated balance sheet of such Person at such date minus (b) the aggregate amount of all items described in clause (a) above attributable to any Portfolio Management Financing.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such

Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) any Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) any Agent or Issuing Bank pursuant to Section 7.05 to reimburse such Agent or Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to such Agent or Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Disqualified Stock” means any class or series of Equity Interests of any Person that by its terms or otherwise (a) requires such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of such Equity Interests prior to the date that is 91 days after the Termination Date with respect to the Term B Facility, (b) is redeemable at the option of the holder of such class or series of Equity Interests at any time prior to the date that is 91 days after the Termination Date with respect to the Term B Facility or (c) is convertible into or exchangeable for Voting Interests referred to in clause (a) or (b) above or Debt having a scheduled maturity prior to the date that is 91 days after the Termination Date with respect to the Term B Facility; provided that any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Termination Date with respect to the Term B Facility shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Equity Interests are no more favorable to the holders of such Equity Interests than the provisions contained in Sections 2.06(b)(ii), 5.02(e) and 6.01(j) are to the Lenders, and such Equity Interests specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to, in the case of an “asset sale”, the making of mandatory prepayments required to be made pursuant to Sections 2.06(b)(ii) and 5.02(e) and in the case of a “change of control”, the payment in full of the Obligations under the Loan Documents.

“Dollar Equivalent Amount” shall mean, on any date of determination, with respect to any Available Foreign Currency for any Letter of Credit, the amount of U.S. Dollars into which the Issuing Bank that issued such Letter of Credit determines that it could convert an amount of such Available Foreign Currency on such date of determination, based upon the quoted spot rates of such Issuing Bank at which its applicable branch or office offers to exchange U.S. Dollars for such Available Foreign Currency in the foreign exchange market (using, in the event more than one such spot rate is so quoted, the arithmetic mean of such quoted rates, rounded upward to the nearest 1/100).

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any period and with respect to any Person, Consolidated net income of such Person for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated net income, the sum of (i) Consolidated interest expense of such Person for such period, (ii) Consolidated income tax expense of such Person for such period, (iii) Consolidated depreciation and amortization expense of such Person for such period, (iv) any other non-cash deductions, losses or charges made in determining Consolidated net income of such Person for such period (other than any deductions which represent an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash item that was paid in a prior period), (v) any extraordinary losses and unusual or non-recurring charges, and any restructuring charges, (vi) in the case of any period that includes a period ending or during the fiscal year ending December 31, 2006 or the fiscal quarter ending March 31, 2007, transaction fees and costs associated with the Transaction and (vii) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor, minus (b) without duplication and to the extent included in determining such Consolidated net income of such Person, any non-cash gains included in Consolidated net income of such Person for such period (other than any gains which represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period), minus (c) without duplication and to the extent included in determining such Consolidated net income of such Person, any extraordinary gains and unusual or non-recurring gains for such period, all determined on a Consolidated basis in accordance with GAAP. For purposes of calculating EBITDA, there shall be excluded from Consolidated net income for any period the purchase accounting effects of adjustments to purchased accounts receivable, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements, in each case as a result of the Transaction.

The historical EBITDA for any Measurement Period of entities (A) that are acquired by the Borrower or any of its Subsidiaries after the Effective Date as permitted under the Loan Documents will be included in the calculation of EBITDA for any Measurement Period ending on or after the effective date of such acquisition and (B) that are disposed of by the Borrower or any of its Subsidiaries after the Effective Date will be excluded in the calculation of EBITDA for any Measurement Period ending on or after the effective date of such disposition; provided that, in the case of entities that are acquired by the Borrower or any of its Subsidiaries after the Effective Date, the Administrative Agent shall be furnished with audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent, of such entities (or if the acquisition is of a division or branch of a larger business or a group of businesses, the audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent of such larger business or group of businesses, so long as the individual activities of the acquired entity are clearly reflected in such financial statements, together with a certificate certifying that the Borrower has reviewed the historical financial statements of the division or branch and that they reflect proper divisional accounting in relation to the large business or group of businesses), reasonably satisfactory to the Administrative Agent in all respects, confirming such historical results. The Pro Forma Cost Savings with respect to any Measurement Period shall be included in the calculation of EBITDA. “Pro Forma Cost Savings” means, with respect to any Measurement Period, the reduction in net costs and related adjustments that, without duplication, (1) were directly attributable to an any acquisition of assets permitted hereunder that occurred during such Measurement Period, (2) were actually implemented by the business that was the subject of any such acquisition within 12 months after the date of the acquisition, merger, consolidation and prior to the end of such Measurement Period or (3) relate to the business that is the subject of any such acquisition and that the Initial Borrower reasonably determines are probable based on specifically identifiable actions which have been taken or will be taken within 12 months of the date of such acquisition; provided that in each case, any such reductions in net costs and related adjustments are set forth in an officers’ certificate signed by the Initial Borrower’s Chief Financial Officer which states (a) the amount of such reduction in net costs and related adjustments, (b) that such reduction in net costs and related adjustments are based on the reasonable good faith beliefs of the officers executing such officers’ certificate at the time of such execution and (c) that any related incurrence of Debt is permitted under this Agreement.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender Party; (b) an Affiliate of a Lender Party; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (i) the Administrative Agent and (ii) in the case of an assignment of a Revolving Credit Commitment, (x) any Issuing Bank, (y) the Swing Line Bank and (z) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or enforceable agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Investors” means any of (a)(x) One Equity Partners LLC, One Equity Partners II, L.P., OEP II Co-Investors, L.P., and OEP II Partners Co-Invest, L.P., and any investment vehicle that is managed or controlled, directly or indirectly (whether through the ownership of securities having a majority of the voting power or through management of investments) by OEP Holding Corporation or any of its Affiliates (collectively, “OEP Affiliates”), and (y) any other Person who shall make any equity investment in Parent on the Effective Date (other than any Person described in clause (a)(x), (b) or (c) of this definition), (b) any present or former managing director, director, general partner, member, limited partner, officer, stockholder or employee of any OEP Affiliates, (c) any present or former officers and directors of the Borrower and (d) any (x) spouse, lineal descendant (in each case, natural or adopted), siblings, or ancestors of the Persons in clause (b) and (c) above, and (y) any estate or trust, the beneficiaries of which, or corporation, partnership, limited liability corporation or other entity, the stockholders, partners, members, owners or Persons holding a controlling interest of which, consist of one or more Persons referred to in the immediately preceding clause (x).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Bank” has the meaning specified in Section 2.15(c).

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such

Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, for any period, without duplication,

(a) the sum of:

(i) Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period plus

(ii) the aggregate amount of all non cash charges deducted in arriving at such Consolidated net income (or loss) plus

(iii) if there was a net increase in Consolidated Current Liabilities (excluding current maturities of Funded Debt, accrued taxes and accrued dividends) of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

(iv) if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents and current portions of purchased accounts receivable) of the Borrower and its Subsidiaries during such period, the amount of such net decrease plus

(v)(A) the excess of the aggregate amount of cash collections and cash proceeds received in respect of Portfolio Management Assets for such period over (B) the amount of revenues in respect of Portfolio Management Assets recognized over such period in the calculation of Consolidated net income plus

(vi)(A) the excess of the aggregate amount of proceeds received from sales or other dispositions of Portfolio Management Assets during such period over (B) the aggregate amount of gain from such sales or other dispositions recognized over such period in the calculation of Consolidated net income plus

(vii) cash dividends and other cash distributions received during such period in respect of minority Equity Interests in any Person plus

(viii) the aggregate amount of net loss in respect of minority Equity Interests in any Person for such period deducted in arriving at such Consolidated net income (or loss) less

(b) the sum of:

(i) the aggregate amount of all non cash credits included in arriving at such Consolidated net income (or loss) plus

(ii) if there was a net decrease in Consolidated Current Liabilities of the Borrower and its Subsidiaries during such period, the amount of such net decrease plus

(iii) if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents and current portions of purchased accounts receivable) of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

(iv) the aggregate amount of Capital Expenditures, Investments and Restricted Payments, in each case (A) made or paid by the Borrower and its Subsidiaries in cash during such period solely to the extent permitted by this Agreement and (B) excluding any amount funded through the utilization of the Available Excess Cash Flow or with proceeds from the issuance of Debt or Equity Interests plus

(v) the aggregate amount of all regularly scheduled principal payments of Funded Debt made during such period, excluding any amount funded with proceeds from the issuance of Debt or Equity Interests plus

(vi) the aggregate principal amount of all optional prepayments of Funded Debt (other than Term B Advances and Funded Debt that is revolving in nature) made during such period, excluding any amount funded through the utilization of the Available Excess Cash Flow or with proceeds from the issuance of Debt or Equity Interests plus

(vii) the aggregate principal amount of all mandatory prepayments of the Term B Facility made during such period pursuant to Section 2.06(b)(ii) in respect of Net Cash Proceeds of the type described in clause (a) of the definition thereof to the extent that the applicable Net Cash Proceeds were taken into account in calculating such Consolidated net income (or loss) for such period plus

(viii) the aggregate principal amount of repayments in cash of Debt incurred under any Portfolio Management Financing during such period, excluding any amount funded with proceeds from the issuance of Debt or Equity Interests plus

(ix) the aggregate amount of cash Investments in respect of minority Equity Interests in any Person made during such period, excluding any amount funded with proceeds from the issuance of Debt or Equity Interests plus

(x) the aggregate amount of purchases of Portfolio Management Assets made in cash during such period, excluding any amount funded with proceeds from the issuance of Debt or Equity Interests, plus

(xi) the aggregate amount of cash dividends and other cash distributions paid during such period to any Person that is not a Subsidiary or any Affiliate thereof in respect of such Person’s Equity Interests in any Portfolio Management Subsidiary, excluding any amount funded with proceeds from the issuance of Debt or Equity Interests, plus

(xii) the aggregate amount of net income in respect of minority Equity Interests in any Person for such period included in arriving at such Consolidated net income (or loss).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Portfolio Subsidiary” means any Portfolio Management Subsidiary that is expressly prohibited by any agreement governing such Portfolio Management Subsidiary, any Portfolio Management Financing in which such Portfolio Management Subsidiary is engaged, or any member, partner or other participant in such Portfolio Management Subsidiary or such Portfolio Management Financing, from guaranteeing the Borrower’s Obligations under the Loan Documents.

“Existing Debt” means Debt for borrowed money of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Effective Date.

“Existing Issuing Bank” means Citizens Bank of Pennsylvania in its capacity as an issuing bank with respect to the Existing Letter of Credit.

“Existing Letter of Credit” means the letters of credit outstanding as of the Effective Date that were issued pursuant to the Seventh Amended and Restated Credit Agreement dated as of June 21, 2005 among the Company, Citizens Bank of Pennsylvania, as agent, and the other lenders party thereto, as amended.

“Extraordinary Receipt” means any proceeds of casualty insurance and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term B Facility, the Revolving Credit Facility, the Swing Line Facility, the Letter of Credit Facility or any Incremental Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated July 18, 2006 among the Borrower and the Lead Arrangers and their Affiliates, as amended.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Foreign Subsidiary” means any Subsidiary that is not organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means all Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of its creation.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, toxic mold, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, forward rate transactions, foreign exchange contracts, currency swap agreements, forward foreign exchange transactions, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Person that is a Lender Party or an Affiliate of a Lender Party at the time such Person enters into a Secured Hedge Agreement and any Person that is a Lender Party or an Affiliate of a Lender Party at any time after it has entered into a Secured Hedge Agreement.

“Increase Date” has the meaning specified in Section 2.17(a).

“Increasing Lender” has the meaning specified in Section 2.17(b).

“Incremental Revolving Credit Commitment” has the meaning specified in Section 2.17(a).

“Incremental Revolving Credit Facility” has the meaning specified in Section 2.17(a).

“Incremental Term Commitment” has the meaning specified in Section 2.17(a).

“Incremental Term Facility” has the meaning specified in Section 2.17(a).

“Incremental Facility” means an Incremental Revolving Credit Facility or an Incremental Term Facility.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the information memorandum dated October 2006 used by the Lead Arrangers in connection with the syndication of the Commitments.

“Initial Borrower” has the meaning specified in the recital of parties to this Agreement.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank” means the bank listed on the signature pages hereof as the Initial Issuing Bank.

“Initial Lender Parties” means the Initial Issuing Bank, the Initial Lenders and the Initial Swing Line Bank.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Pledged Equity” has the meaning specified in the Security Agreement.

“Initial Subsidiary Borrower” has the meaning specified in the recital of parties to this Agreement.

“Initial Swing Line Bank” means the bank listed on the signature pages hereof as the Initial Swing Line Bank.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) the Interest Expense, in each case, of or by the Borrower and its Subsidiaries for or during such Measurement Period.

“Interest Expense” means, for any Measurement Period, the Consolidated cash interest expense of the Borrower and its Subsidiaries with respect to all outstanding Debt of the Borrower and its Subsidiaries (other than any Debt incurred under Portfolio Management Financing), in each case for or during such Measurement Period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. Subject to Section 2.02(c), the duration of each such Interest Period shall be one, two, three or six months, or (to the extent available to all Appropriate Lenders) nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Issuing Banks” means the Initial Issuing Bank and, insofar as the Existing Letters of Credit is concerned, the Existing Issuing Bank, and any Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned by the Initial Issuing Bank or the Existing Issuing Bank pursuant to Section 9.07, if any, so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank, Existing Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“L/C Disbursement” means a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“L/C Related Documents” has the meaning specified in Section 2.04(d)(ii)(A).

“Lead Arrangers” means each of Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities Inc.

“Lender Party” means any Lender, any Issuing Bank or the Swing Line Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if any Issuing Bank has entered into an Assignment and Assumptions, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate amount of the Letter of Credit Commitments as of the date hereof is $20,000,000.

“Letter of Credit Facility” means, at any time, an amount equal to the Issuing Banks’ aggregate Letter of Credit Commitments at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(d).

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries at such date to Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Lien” means, with respect to any asset, any lien, mortgage, deed of trust, deed to secure debt, leasehold mortgage, leasehold deed of trust, leasehold deed to secure debt, pledge, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended to have the effect of a lien or security interest, in or on such asset, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Fee Letter and (vi) each Letter of Credit Agreement, in each case as amended.

“Loan Parties” means the Company, the Borrower and the Guarantors.

“Management Agreement” means the Management Agreement dated as of the date hereof, between the Parent and Sponsor, as amended, to the extent permitted under the Loan Documents.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Transaction Document or (c) the ability of the Loan Parties, taken as a whole, to perform their Obligations under the Transaction Documents.

“Material Contract” means, with respect to any Person, each “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Exchange Act) to which such Person is a party; provided, however, that in no event shall a Related Document or a contract in respect of Debt for borrowed money be deemed a Material Contract.

“Measurement Period” means each period of four consecutive fiscal quarters of the Borrower.

“Merger” has the meaning specified in the Preliminary Statements.

“Merger Agreement” has the meaning specified in the Preliminary Statements.

“Mortgage Policies” has the meaning specified in Section 3.01(a)(iii)(B).

“Mortgages” has the meaning specified in Section 3.01(a)(iii).

“MS&Co” has the meaning specified in the recital of parties to this Agreement.

“MSSF” has the meaning specified in the recital of parties to this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, (a) with respect to any sale, lease, transfer or other disposition of any asset of the Parent or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause (i), (iii), (iv), (vi), (vii), (ix) or (x) of Section 5.02(e)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or its Subsidiaries, and (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are (x) reinvested in capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof or (y) committed to be reinvested in capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof and are so reinvested within 6 months after such commitment;

(a) with respect to the incurrence of issuance of any Debt by the Parent or any of its Subsidiaries (other than Debt permitted under Section 5.02(b)), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);

(b) with respect to the sale or issuance of any Equity Interests by any Person, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Parent or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include any funds received in connection with the exercise of stock options granted to employees or directors of the Parent or any of its Subsidiaries; and

(c) with respect to any Extraordinary Receipt that is not otherwise included in clauses (a), (b) or (c) above, the sum of the cash and Cash Equivalents received in connection therewith; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are (x) reinvested in capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof or (y) committed to be reinvested in capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof and are so reinvested within 6 months after such commitment.

“Note” means a Term B Note or a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(e).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OEP Affiliates” has the meaning specified in the definition of “Equity Investors” set forth in Section 1.01.

“Open Year” means each taxable year of each Loan Party and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Parent Guaranty” means the guaranty of the Parent set forth in Article VIII.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies or other like statutory Liens to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as landlords’, warehousemens’, suppliers’, attorney’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 60 days unless the obligation is being contested in good faith and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) Liens, pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or in connection with unemployment insurance and other types of social security benefits; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments or the payment of money not constituting a Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments, and (f) easements, rights of way, restrictions, zoning ordinances, reservations, covenants and other similar charges, title exceptions, minor defects or irregularities in title, and other similar encumbrances relating to real property that were not incurred in connection with and do not secure Debt and do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present or intended purpose.

“Permitted Tax Payments to Parent” means payments, directly or indirectly, to the Parent to be used by the Parent on a stand-alone basis to pay (x) consolidated, combined or similar Federal, state and local taxes payable by the Parent (or such parent company) and directly attributable to (or arising as a result of) the operations of the Borrower and its Subsidiaries and (y) franchise or similar taxes and fees of the Parent required to maintain such Parent’s corporate or other existence and other taxes; provided that:

(a) the amount of such dividends, distributions or advances paid shall not exceed the amount (x) that is the lesser of (1) the amount that would be due with respect to a consolidated, combined or similar Federal, state or local tax return that included the Borrower and its Subsidiaries on a stand alone basis and (2) the net amount of the relevant tax that the Parent actually owes to the relevant taxing authority, plus (y) the actual amount of such franchise or similar taxes and fees of the Parent required to maintain such Parent’s corporate or other existence; and

(b) such payments are used by the Parent for such purposes within 90 days of the receipt of such payment.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Portfolio JV” means a joint venture that is formed by the Borrower or any Subsidiary of the Borrower and a Person that is not an Affiliate of the Borrower or any Subsidiary of the Borrower to engage in Portfolio Management Business, which joint venture is not a Subsidiary of the Borrower.

“Portfolio Management Assets” means any purchased accounts receivables and defaulted, contingent and charged-off obligations and similar obligations, any participation or interest therein, and all rights and interests related thereto, or arising in connection with, any of the foregoing, including, without limitation, any agreements, documents or instruments.

“Portfolio Management Business” means the segment of the Surviving Corporation’s consolidated business relating to Portfolio Management Assets, including without limitation, collecting, purchasing, managing, selling and disposing of Portfolio Management Assets and any financing thereof and any other activities that are ancillary or complementary thereto or are a reasonable extension, development or expansion thereof.

“Portfolio Management Financing” means any transaction involving the Surviving Corporation or one of its Subsidiaries with respect to Portfolio Management Assets, which transaction may take the form of (a) the incurrence by the Surviving Corporation or a Subsidiary of Debt that in all respects is non-recourse other than to the underlying Portfolio Management Assets, (b) the incurrence by the Surviving Corporation or a Subsidiary of Debt that is non-recourse other than (i) to the underlying Portfolio Management Assets and (ii) to the other Portfolio Management Assets acquired through the same non-recourse lending arrangements or (c) Portfolio Management Assets acquired where the Surviving Corporation or one of its Subsidiaries has an equity partner and both the Surviving Corporation or such Subsidiary and the equity partner may make non-recourse loans to an entity (in the form of a joint venture, a limited liability company, a corporation, or a partnership) created expressly to hold the underlying Portfolio Management Assets in principal amounts ratably in accordance with their respective equity interests in such entity.

“Portfolio Management Indebtedness” means as of any date of determination, an amount equal to the aggregate Debt of all Portfolio Management Subsidiaries on a combined basis, outstanding as of such date, and excluding, solely for the purposes of calculating the Portfolio Management Leverage Ratio, (x) all obligations of Portfolio Management Subsidiaries relating to the Senior Notes (including any refinancing thereof in accordance with the Senior Indenture), the Senior Subordinated Notes (including any refinancing thereof in accordance with the Senior Subordinated Indenture) and this Agreement and (y) Indebtedness owed by any Portfolio Management Subsidiary to the Surviving Corporation or any Subsidiary.

“Portfolio Management Leverage Ratio” means, as of any date of determination, the ratio of (a) Portfolio Management Indebtedness to (b) Consolidated EBITDA of Portfolio Management Subsidiaries for the most recently completed Measurement Period, provided that only for the purposes of this definition, Consolidated EBITDA of the Surviving Corporation and its Subsidiaries shall include, to the extent such amount was deducted in calculating Consolidated net income for any Portfolio Management Subsidiary, the minority interest attributable to the net income or loss of any Portfolio Management Subsidiary’s minority equity interests of third parties (other than any Equity Investor, the Parent, the Surviving Corporation or any of its Subsidiaries) in any Portfolio Management Subsidiary which is not wholly owned by the Surviving Corporation. In addition, any calculation under this definition shall be made on a pro forma basis consistent with the calculation of the Leverage Ratio to the extent applicable.

“Portfolio Management Subsidiary” means, any Subsidiary that, at the time of determination, has no significant business activities other then being engaged in the Portfolio Management Business.

“Post Petition Interest” has the meaning specified in Section 8.06.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Properties” means those properties listed on Schedules 4.01(x), 4.01(y)(i) and 4.01(y)(ii).

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

A “Public Market” shall be deemed to exist if (a) a Public Equity Offering has been consummated and (b) at least 15% of the total issued and outstanding common stock of the Parent or the Surviving Corporation has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

“Public Equity Offering” means an underwritten primary public offering of common stock of the Parent or the Surviving Corporation pursuant to an effective registration statement under the Securities Act.

“Refinanced Notes” has the meaning specified in Section 5.02(b)(vii).

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the Merger Agreement, the Stockholders Agreement, the Management Agreement, and the Subordinated Debt Documents.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Banks and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Restricted Payment” has the meaning specified in Section 5.02(g).

“Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased at or prior to such time pursuant to Section 2.17. The aggregate amount of the Revolving Credit Commitments as of the date hereof is $100,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 3 of the Security Agreement.

“Secured Parties” means the Agents, the Lender Parties and the Hedge Banks.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Senior Indenture” means the Indenture dated November 15, 2006 between the Borrower, the subsidiary guarantors named therein and The Bank of New York, as Trustee, as amended to the extent permitted under the Loan Documents.

“Senior Notes” means the $165,000,000 Senior Notes due 2013 issued by the Borrower pursuant to the Senior Indenture, as amended to the extent permitted under the Loan Documents.

“Senior Subordinated Indenture” means the Indenture dated November 15, 2006 between the Borrower, the subsidiary guarantors named therein and The Bank of New York, as Trustee, as amended to the extent permitted under the Loan Documents.

“Senior Subordinated Notes” means the $200,000,000 Senior Subordinated Notes due 2014 issued by the Borrower pursuant to the Senior Subordinated Indenture, as amended to the extent permitted under the Loan Documents.

“Significant Subsidiary” means, at any date of determination, any (a) Subsidiary of the Borrower that individually has or (b) group of Subsidiaries of the Borrower that in the aggregate has, in either case, revenues, assets or earnings in an amount equal to at least 3% of (i) the consolidated revenues of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 5.03(b) or (c), (ii) the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 5.03(b) or (c), or (iii) the consolidated net earnings of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Borrower and its Subsidiaries pursuant to Section 5.03(b) or (c), in each case determined in accordance with GAAP for such period.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Investors” means means any of (a) One Equity Partners LLC, One Equity Partners II, L.P., OEP II Co-Investors, L.P., and OEP II Partners Co-Invest, L.P., and any investment vehicle that is managed or controlled, directly or indirectly (whether through the ownership of securities having a majority of the voting power or through management of investments) by any OEP Affiliate, (b) any present or former managing director, director, general partner, member, limited partner, officer, stockholder or employee of any OEP Affiliate, (c) any present or former officers and directors of the Borrower and (d) any (x) spouse, lineal descendant (in each case, natural or adopted), siblings, or ancestors of the Persons in clause (b) and (c) above, and (y) any estate or trust, the beneficiaries of which, or corporation, partnership, limited liability corporation or other entity, the stockholders, partners, members, owners or Persons holding a controlling interest of which, consist of one or more Persons referred to in the immediately preceding clause (x).

“Specified Representations” means (a) such of the representations made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Parent and the Borrower have the right to terminate their obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (b) the representations and warranties made by the Borrower in Sections 4.01(a), (d), (e), (f), (g), (l), (m), (n) and (p) of this Agreement.

“Sponsor” has the meaning specified in the Preliminary Statements.

“Stated Maturity” means (a) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (b) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Stockholders Agreement” means the Stockholders Agreement dated as of November 15, 2006 among certain of the Equity Investors, as amended to the extent permitted under the Loan Documents.

“Subordinated Debt” means the Senior Subordinated Notes and any other Debt of any Loan Party that is subordinated to the Obligations of such Loan Party under the Loan Documents on terms and conditions reasonably satisfactory to the Required Lenders.

“Subordinated Debt Documents” means the Senior Subordinated Indenture and all other agreements, indentures and instruments pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Surviving Corporation” has the meaning specified in the Preliminary Statements.

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(d) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means the Initial Swing Line Bank and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Swing Line Bank or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(d) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the amount set forth opposite the Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment” or, if the Swing Line Bank has entered into an Assignment and Assumptions, set forth for the Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Swing Line Bank’s “Swing Line Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate amount of the Swing Line Commitments as of the date hereof is $20,000,000.

“Swing Line Facility” means, at any time, an amount equal to the Swing Line Bank’s Swing Line Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds.

“Taxes” has the meaning specified in Section 2.12(a).

“Term B Advance” has the meaning specified in Section 2.01(a).

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Advances of the same Type made by the Term B Lenders.

“Term B Commitment” means, with respect to any Term B Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term B Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term B Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate amount of the Term B Commitments as of the date hereof is $465,000,000.

“Term B Facility” means, at any time, the aggregate amount of the Term B Lenders’ Term B Commitments at such time.

“Term B Lender” means any Lender that has a Term B Commitment.

“Term B Note” means a promissory note of the Borrower payable to the order of any Term B Lender, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term B Advance made by such Lender, as amended.

“Termination Date” means the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitment and the Swing Line Commitment, pursuant to Section 2.05 or 6.01 and (b)(i) for purposes of the Revolving Credit Facility, the Swing Line Facility and the Letter of Credit Facility, November 15, 2011 and (ii) for purposes of the Term B Facility, May 15, 2013.

“Transaction” means the Merger and the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(h) (“GAAP”); provided that if because of a change in GAAP or the accountant’s interpretation of GAAP after the Effective Date, the Borrower would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with Borrower’s previous accounting principles, methods and policies unless otherwise agreed by the Administrative Agent; provided further that, until so agreed, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder, together with a reconciliation of the same setting forth the calculation of each of the component figures used in determining compliance with the financial covenants set forth in Section 5.04 made before and after giving effect to such change in GAAP or the accountant’s interpretation of GAAP.

SECTION 1.04. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit. (a) The Term B Advances. Each Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term B Advance”) to the Initial Borrower and/or the Initial Subsidiary Borrower on the Effective Date in an amount not to exceed such Lender’s Term B Commitment at such time. The Term B Borrowing shall consist of Term B Advances made simultaneously by the Term B Lenders ratably according to their Term B Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

(c) The Swing Line Advances. The Swing Line Bank agrees on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding the lesser of (x) the Swing Line Facility at such time and (y) the Swing Line Bank’s Swing Line Commitment at such time and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(d), repay pursuant to Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(d). Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Advance.

(d) The Letters of Credit. The Existing Issuing Bank, the Lenders and the Borrower agree that effective as of the Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement. Each Issuing Bank (other than the Existing Issuing Bank) agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit (together with the Existing Letter of Credit, the “Letters of Credit”) in U.S. Dollars or an Available Foreign Currency for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 60 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before the Termination Date and one year after the date of issuance thereof, but may by its terms be renewable annually upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank that issued such Letter of Credit has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 60 days before the Termination Date. If a Notice of Termination is given by the Issuing Bank that issued such Letter of Credit pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(d), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(d) and request the issuance of additional Letters of Credit under this Section 2.01(d).

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 12:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such

Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

(b)(i) Each Swing Line Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(ii) The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Bank to so request on its behalf) that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.02. The Swing Line Bank shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same date funds, not later than 12:00 P.M. on the day specified in such Notice of Borrowing.

(iii) If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed to be a request by the Swing Line Bank that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.

(iv) If and to the extent that any Revolving Credit Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing delivered by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advance pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence of continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.02(b) is subject to satisfaction of the conditions set forth in Section 3.02. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances other than Eurodollar Advances with an Interest Period of one week for the initial Borrowing hereunder and for the period from the date hereof to the 30th day after the date hereof (or such earlier date as shall be specified in its sole discretion by the Administrative Agent in a written notice to the Borrower and the Lenders), (ii) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (iii) the Eurodollar Rate Advances may not be outstanding as part of more than 20 separate Borrowings.

(d) Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 12:00 P.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the relevant Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (such application and agreement, including any similar application and agreement relating to the Existing Letters of Credit, a “Letter of Credit Agreement”). If (x) the requested form of such Letter of Credit is acceptable to the Issuing Bank that issued such Letter of Credit in its reasonable discretion and (y) it has not received notice of objection to such issuance from Lenders holding at least a majority of the Revolving Credit Commitments, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (B) to each Revolving Credit Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (C) to the Administrative Agent and each Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(c) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by any Issuing Bank under Section 2.03(a) or the deemed issuance of the Existing Letter of Credit under Section 2.01(d), such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by any Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.04(d) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(d) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the relevant Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of any Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.

(e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(f) Letters of Credit Denominated in an Available Foreign Currency. For purposes of this Agreement, the amount of all obligations of Borrower stated in an Available Foreign Currency in respect of any Letter of Credit denominated in an Available Foreign Currency shall be the Dollar Equivalent Amount of such amount, and each Revolving Credit Lender’s participation therein and obligations thereunder shall be based on its Pro Rata Share of the Dollar Equivalent Amount of such amount. Without limiting the generality of the foregoing, the Dollar Equivalent Amount of the Available Amount and any unreimbursed Letter of Credit Advances with respect to all Letters of Credit denominated in an Available Foreign Currency and issued by any Issuing Bank shall be the amount determined by such Issuing Bank in its most recent valuation of such obligations. If, after giving effect to any such determination, the Borrower shall be required under Section 2.06(b)(iii) or (iv) to prepay the Revolving Credit Advances or to deposit in the Collateral Account any amount as collateral for any Letter of Credit, the Borrower shall make such prepayment and provide such deposit in U.S. Dollars.

SECTION 2.04. Repayment of Advances.

(a) Term B Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders the aggregate outstanding principal amount of the Term B Advances on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

Date	Amount
March 31, 2007	$1,162,500

June 30, 2007	$1,162,500

September 30, 2007	$1,162,500

December 31, 2007	$1,162,500

March 31, 2008	$1,162,500

June 30, 2008	$1,162,500

September 30, 2008	$1,162,500

December 31, 2008	$1,162,500

March 31, 2009	$1,162,500

June 30, 2009	$1,162,500

September 30, 2009	$1,162,500

December 31, 2009	$1,162,500

March 31, 2010	$1,162,500

June 30, 2010	$1,162,500

September 30, 2010	$1,162,500

December 31, 2010	$1,162,500

March 31, 2011	$1,162,500

June 30, 2011	$1,162,500

September 30, 2011	$1,162,500

December 31, 2011	$1,162,500

March 31, 2012	$1,162,500

June 30, 2012	$1,162,500

September 30, 2012	$1,162,500

December 31, 2012	$1,162,500

March 31, 2013	$1,162,500

Termination Date in respect of Term B Facility	$435,937,500

provided, however, that the final principal installment shall be repaid on the Termination Date in respect of the Term B Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term B Advances outstanding on such date.

(b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(c) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them no later than the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

(d) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days’ irrevocable notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Term B Commitments, the Swing Line Facility and the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b) Mandatory. (i) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c). Each such prepayment of any Term B Advances shall be applied first to the next four principal installments of the Term B Facility scheduled for amortization and interest thereon on a pro rata basis and second to the other principal installments of the Term B Facility scheduled for amortization and interest thereon on a pro rata basis.

(b) Mandatory. (i) The Borrower shall, (A) on the 90th day following the end of each Fiscal Year, beginning with the Fiscal Year ending in 2007, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to, (x) at any time when the Leverage Ratio is greater than or equal to 3.50:1.00, 50% of Excess Cash Flow for such Fiscal Year minus the aggregate principal amount of all optional prepayments of Term B Advances made during such period (excluding any amount funded through the utilization of the Available Excess Cash Flow or with proceeds from the issuance of Debt or Equity Interests), (y) at any time when the Leverage Ratio is greater than or equal to 2.50:1.00 and less than 3.50:1.00, 25% of Excess Cash Flow for such Fiscal Year minus the aggregate principal amount of all optional prepayments of Term B Advances made during such period (excluding any amount funded through the utilization of the Available Excess Cash Flow or with proceeds from the issuance of Debt or Equity Interests) and (z) at any time when the Leverage Ratio is less than 2.50:1.00, 0% of Excess Cash Flow for such Fiscal Year, and (B) on the date of making any Restricted Payment pursuant to Section 5.02(g)(ii), prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to the amount of such Restricted Payment. Each such prepayment shall be applied first to the principal installments of the Term B Facility scheduled for amortization and interest thereon on a pro rata basis and second to the Revolving Credit Facility as set forth in clause (v) below.

(ii) The Borrower shall, on the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to (A) in the case of any Net Cash Proceeds described in clause (a), (b) or (d) of the definition of “Net Cash Proceeds” in Section 1.01, 100% of the amount of such Net Cash Proceeds and (B) in the case of any Net Cash Proceeds described in clause (c) of the definition of “Net Cash Proceeds” in Section 1.01, 50% of the amount of such Net Cash Proceeds, provided that the percentage in clause (B) shall be reduced to zero with respect to any Net Cash Proceeds that are (x) from the issuance or sale of Equity Interests to the Equity Investors or other Persons that immediately prior to such issuance or sale owned Equity Interests in the Parent or (y) used concurrently with the receipt thereof by any Loan Party to pay for any purchase or acquisition permitted under Section 5.02(f)(vi). Each such prepayment shall be applied first to the Term B Facility on a pro rata basis and second to the Revolving Credit Facility as set forth in clause (v) below.

(iii) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances and deposit an amount in the Collateral Account in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(iv) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the Collateral Account an amount sufficient to cause the aggregate amount on deposit in the Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(v) Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii) or (iii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth (solely in the case of clause (iii) above) deposited in the Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) or (ii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding may be retained by the Borrower. Upon the drawing of any Letter of Credit for which funds are on deposit in the Collateral Account, such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable.

(vi) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c).

SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears on the Effective Date, thereafter quarterly on the last day of each March, June, September and December, commencing December 31, 2006, and on the Termination Date, at the rate of 1/2 of 1% per annum on the sum of the average daily Unused Revolving Credit Commitment of such Lender during such quarter plus its Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2006, and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit Facility. Upon the occurrence and during the continuance of an Event of Default, the amount of commission payable by the Borrower under this clause (b)(i) shall be increased by 2% per annum.

(ii) The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2006, and on the Termination Date, on the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time, at the rate of 0.125% per annum and (B) such other commissions, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) enacted or made after the date hereof, there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis or rate of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that the Borrower shall not be responsible for costs under this Section 2.10(a) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 2.10(a); provided further that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, setting forth in reasonable detail the reasons such amount is payable and the determination thereof, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) enacted or made after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar Guaranteed Debts), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit; provided, however, that the Borrower shall not be responsible for costs under this Section 2.10(b) arising more than 180 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 2.10(b). A certificate as to such amounts submitted to the Borrower by such Lender Party, setting forth in reasonable detail the reasons such amounts are payable and the determination thereof, shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least a majority of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation after the date hereof shall make it unlawful, or any central bank or other governmental authority after the date hereof shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 12:00 P.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.12. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor. If any Lender Party or Agent determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amount paid, by the Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Lender Party or Agent, as the case may be, attributable to such refund and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Loan Party, upon the request of such Lender Party or Agent, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such Lender Party or Agent in the event such Lender Party or Agent is required to repay such refund to such governmental authority. This paragraph shall not be construed to require any Lender Party or Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Party or any other Person, provided that such Lender Party or Agent shall provide to the Loan Party a computation of any such repayment described in the preceding sentence (including a list of the expenses attributable to the refund).

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original properly completed and executed Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender Party that has certified in writing to the Administrative Agent and the Borrower that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8EC1 or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

SECTION 2.13. Sharing of Payments, Etc.If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Use of Proceeds. The proceeds of the Revolving Credit Advances made on the Effective Date (which shall not be greater than $10,000,000) and the proceeds of the Term B Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to pay to the holders (other than the Borrower) of the Company Stock the cash consideration for their shares in the Merger, pay transaction fees and expenses and refinance certain Existing Debt. The proceeds of the Revolving Credit Advances and the Letters of Credit made and issued after the Effective Date shall be available (and the Borrower agrees that it shall use such proceeds) solely to provide working capital for the Borrower and its Subsidiaries and for other general corporate purposes.

SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties in the following order of priority:

(i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;

(ii) second, to the Issuing Banks and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks and the Swing Line Bank; and

(iii) third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b) shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with a commercial bank selected by the Administrative Agent (the “Escrow Bank”), in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

(ii) second, to the Issuing Banks and the Swing Line Bank for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks and the Swing Line Bank;

(iii) third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(iv) fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.16. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note and a Term B Note, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment and the Term B Advances, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Incremental Facilities. (a) The Initial Borrower may, from time to time, by notice to the Administrative Agent, request an increase in the Revolving Credit Facility (each such facility increase being an “Incremental Revolving Credit Facility”), pursuant to additional commitments (the “Incremental Revolving Credit Commitments”), or an increase in the Term B Facility (each such facility increase being an “Incremental Term Facility”) pursuant to additional commitments (the “Incremental Term Commitments”), in an aggregate principal amount not to exceed $100,000,000 for all Incremental Facilities, each of which to be effective as of a date that is at least 360 days prior to (x) the Termination Date then in effect in respect of the Revolving Credit

Facility in the case of an Incremental Revolving Credit Facility and (y) the scheduled maturity date of the Term B Facility in the case of an Incremental Term Facility (such date for each such Incremental Facility, the “Increase Date”), as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall any Incremental Facility be in a principal amount of less than $25,000,000 (or such lesser amount as shall be approved by the Administrative Agent); (ii) there shall be no more than three (3) Incremental Facilities (or such greater number as shall be approved by the Administrative Agent); (iii) on the Increase Date, the applicable conditions set forth in Section 3.02 and in clause (d) of this Section 2.17 shall be satisfied; (iv) as of the last day of the fiscal quarter of the Borrower immediately preceding the Increase Date, after giving pro forma effect to any such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions or repayment of Debt after the beginning of such fiscal quarter but prior to or simultaneous with the borrowing in respect of such Incremental Facility, the Borrower shall be in pro forma compliance with all financial covenants set forth in Section 5.04; (v) on the Increase Date, after giving pro forma effect to any such Incremental Facility, no Default or Event of Default shall have occurred and be continuing; (vi) each Incremental Revolving Credit Facility shall have a maturity date that is no earlier than the Termination Date then in effect in respect of the Revolving Credit Facility and each Incremental Term Facility shall have a maturity date that is no earlier than the scheduled maturity date in respect of the Term B Facility (but may have nominal amortization prior to such scheduled maturity date so long as the weighted average life to maturity of such Incremental Term Facility is no shorter than the weighted average life to maturity of the then-remaining Advances under the Term B Facility); (vii) the interest rates and amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the relevant lenders thereunder; provided that if the Applicable Margin (which, for such purposes only, shall be deemed to include all original issue discount payable to all Lenders providing such Incremental Facility) relating to any Incremental Facility exceeds the Applicable Margin (which, for such purposes only, shall be deemed to include all original issue discount payable to all Revolving Credit Advances or Term B Advances, as applicable) relating to the Revolving Credit Advances or Term B Advances, as applicable, by more than 0.50%, the Applicable Margin relating to the applicable Advances shall be adjusted to be equal to the Applicable Margin (which, for such purposes only, shall be deemed to include all original issue discount payable to all Lenders providing such Incremental Facility) relating to such Incremental Facility minus 0.50%; (viii) any advances under the Incremental Term Facility shall be treated like the Term B Advances, and any advances under the Incremental Revolving Credit Facility shall be treated like the Revolving Credit Advances, in each case in terms of sharing of prepayments and other appropriate provisions; (ix) all other terms and conditions of each Incremental Facility to the extent not consistent with the terms and conditions of the Term B Facility or the Revolving Credit Facility, as the case may be, shall be reasonably satisfactory to the Administrative Agent (except as permitted by clauses (vi) and (vii) above); (x) the existing Lenders shall initially have the right, but not the obligation, to commit to up to their Pro Rata Share (or, if consented to by the Borrower and the Administrative Agent to cover declines by other Lenders, more than their Pro Rata Share) of each Incremental Facility ratably based on the applicable Term Commitments of the Term Lenders and Revolving Credit Commitments of the Revolving Credit Lenders; and (xi) notwithstanding any other provision of any Loan Document (including, without limitation, Section 9.01), the Loan Documents may be amended by the

Administrative Agent and the Borrower, if necessary, to provide for terms applicable to each Incremental Facility consistent with the terms hereof.

(b) The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for an Incremental Facility, which notice shall include (i) the proposed amount of such requested Incremental Facility, (ii) the proposed Increase Date and (iii) the date by which the Lenders wishing to participate in the Incremental Facility must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in the requested Incremental Facility (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its applicable Commitment. If the Increasing Lenders notify the Administrative Agent that they are willing to participate in an Incremental Facility by an aggregate amount that exceeds the amount of the requested Incremental Facility, the requested Incremental Facility shall be allocated among the Increasing Lenders in such amounts as are agreed between the Borrower and the Administrative Agent.

(c) Promptly following the applicable Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Increasing Lenders are willing to participate in the requested Incremental Facility. If the aggregate amount by which the Increasing Lenders are willing to participate in the requested Incremental Facility on any such Commitment Date is less than the requested Incremental Facility, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Incremental Facility that has not been committed to by the Increasing Lenders as of the Commitment Date.

(d) On the applicable Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Incremental Facility in accordance with Section 2.17(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of the applicable Increase Date and the Commitment of each Increasing Lender for such Incremental Facility shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before the Increase Date the following, each dated such date:

(i) certified copies of resolutions of the Board of Directors (or other analogous governing body) of the Borrower approving the applicable Incremental Facility and the corresponding modifications to this Agreement and an opinion of counsel for the Borrower (which may be in-house counsel), addressing the due execution, authorization, delivery and enforceability of the documents evidencing such Incremental Facility and the absence of any violation of applicable law, constitutive documents or material contracts binding upon the Borrower, in a form reasonably satisfactory to the Administrative Agent;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent, duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On the applicable Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 11:00 A.M. (New York City time), by telecopier, of the occurrence of the applicable Incremental Facility to be effected on the related Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

SECTION 2.18. Designation of Additional Borrowers. At any time and from time to time, on at least ten (10) Business Days prior written notice, the Initial Borrower may, with the consent of the Administrative Agent (not to be unreasonably withheld), designate one or more Subsidiary Guarantors that are United States Persons to become co-borrowers under the Revolving Credit Facility, in each case subject to the following:

(a) each newly-designated borrower (an “Additional Borrower”) shall execute a joinder hereto in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Additional Borrower (i) shall agree to be a co-borrower hereunder on a joint and several basis and (ii) shall designate the Initial Borrower to act on its behalf for providing all notices and accepting all notices hereunder;

(b) each co-borrower shall execute and deliver a new Note or an amended and restated Note, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, payable to each Lender who requests such Note pursuant to Section 2.16;

(c) each Additional Borrower shall deliver to the Administrative Agent such authorizing resolutions, incumbency certificates, good standing certificates and opinions of counsel as the Administrative Agent may reasonably request; and

(d) the Loan Parties shall take such action as the Administrative Agent may reasonably request to effect the purposes of this Section 2.18 including, without limitation, executing such amendments to this Agreement and the other Loan Documents as the Administrative Agent shall reasonably request.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING AND

ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent. Section 2.01 of this Agreement shall become effective on and as of the first date on or before March 21, 2007 (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

(ii) A security agreement in substantially the form of Exhibit D hereto (the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary in order to perfect and protect the first priority (subject to Liens permitted under the Loan Documents) liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the Effective Date, all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) the Intellectual Property Security Agreement duly executed by each Loan Party,

(E) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably deem necessary in order to perfect and protect the security interest created thereunder,

(F) evidence of the insurance required by the terms of the Security Agreement,

(G) copies of the Assigned Agreements referred to in the Security Agreement (which Assigned Agreements shall only include limited liability company agreements governing Subsidiaries that are Delaware limited liability companies), together with a consent to such assignment, in substantially the form of Exhibit A to the Security Agreement, duly executed by each party to such Assigned Agreements other than the Loan Parties,

(H) the Deposit Account Control Agreements referred to in the Security Agreement, duly executed by the applicable Loan Parties and each Pledged Account Bank referred to in the Security Agreement,

(I) the Securities Account Control Agreement referred to in the Security Agreement, duly executed by the applicable Loan Party and the applicable securities intermediary, and

(J) evidence that all other action that the Administrative Agent may reasonably deem necessary in order to perfect and protect the first priority (subject to Liens permitted under the Loan Documents) liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(iii) Deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and leasehold deeds to secure debt in substantially the form of Exhibit G hereto (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent, covering the Properties listed on Schedules 4.01(x) and 4.01(y) hereto (together with each other mortgage delivered pursuant to Section 5.01(j), in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been either (x) duly recorded on or before the Effective Date or (y) duly executed, acknowledged and delivered on or before the Effective Date in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may reasonably deem necessary in order to create a valid first (subject to Liens permitted under the Loan Documents) and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with first loss endorsement, last dollar endorsement, tie-in endorsement, variable rate endorsement, revolving credit endorsement and deletion of arbitration endorsement, in amount reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the leasehold interests described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances (as defined in the Mortgages), and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably deem necessary,

(C) estoppel and consent agreements, in form and substance reasonably satisfactory to the Administrative Agent, executed by each of the lessors of the leased real properties listed on Schedule 4.01(y)(i) hereto, along with (x) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (y) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (z) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Administrative Agent,

(D) evidence of the insurance required by the terms of the Mortgages, and

(E) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may reasonably deem necessary and evidence that all other actions that the Administrative Agent may reasonably deem necessary in order to create valid first and subsisting Liens on the leasehold interest described in the Mortgages has been taken;

provided that the conditions set forth in this clause (iii) shall be deemed satisfied with respect to any leasehold interest if the Loan Parties shall have made commercially reasonable efforts to provide the Mortgage in respect of such leasehold interest but the landlord thereof shall have refused to take actions necessary to provide such Mortgage after being requested to do so by the Loan Parties.

(iv) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office and (2) such Loan Party is duly incorporated and in good standing or presently subsisting or existing under the laws of the State of the jurisdiction of its incorporation.

(vi) A certificate of each Loan Party signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the Effective Date, (C) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the Specified Representations in all material respects, as though made on and as of the Effective Date, other than any Specified Representations that, by their terms, refer to a specific date other than the Effective Date, in which case as of such specific date and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii) Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance reasonably satisfactory to the Lender Parties, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request.

(ix) Certified copies of a certificate of merger or other confirmation reasonably satisfactory to the Lender Parties of the consummation of the Merger from the Secretary of State of the Commonwealth of Pennsylvania.

(x) Certificates, in substantially the form of Exhibit H, attesting to the Solvency of the Initial Borrower (individually, and with its Subsidiaries on a Consolidated basis) before and after giving effect to the Transaction, from its Chief Financial Officer.

(xi) Certified copies of the Management Agreement, duly executed by the parties thereto and in form and substance reasonably satisfactory to the Lender Parties.

(xii) A favorable opinion of Dechert LLP, counsel for the Loan Parties, in substantially the form of Exhibit F hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiii)(A) A favorable opinion of Kilpatrick Stockton LLP, local counsel to the Loan Parties in the State of Georgia, in form and substance reasonably satisfactory to the Loan Parties, (B) a favorable opinion of Lewis and Roca LLP, local counsel to the Loan Parties in the State of Nevada, in form and substance reasonably satisfactory to the Loan Parties and (C) a favorable opinion of Blank Rome LLP, local counsel to the Loan Parties in the State of Maryland, in form and substance reasonably satisfactory to the Loan Parties.

(xiv) If Mortgages are delivered pursuant to clause (iii) above, favorable opinions of local counsel for the Loan Parties in states in which the Properties are located, with respect to the enforceability and perfection of the Mortgages and any related future filings, substantially in the form of Exhibit J hereto.

(b) The Lender Parties shall be satisfied that all Existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated and that all Surviving Debt shall be on terms and conditions reasonably satisfactory to the Lender Parties.

(c) There shall not have occurred after July 18, 2006 any event, circumstance, development, change or effect, or aggregation of events, circumstances, developments, changes or effects, that has or have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, whether or not covered by insurance.

(d) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority that could reasonably be expected to materially adversely affect (i) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

(e) All Governmental Authorizations and, to the extent the failure to obtain which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, third party consents and approvals, in each case necessary in connection with the Transaction, shall have been obtained and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lender Parties, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(f) The Borrower shall have paid all accrued fees of the Agents and the Lender Parties and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lender Parties).

(g) The Merger shall have been consummated strictly in accordance with the terms of the Merger Agreement, without any waiver or amendment materially adverse to the Lenders and not consented to by the Lender Parties of any term, provision or condition set forth therein, and in compliance with all applicable laws.

(h) The Initial Borrower shall have received at least $365,000,000 in Net Cash Proceeds from the issuance and sale of the Senior Notes and the Senior Subordinated Notes, at least $354,500,000 in cash proceeds from a cash equity contribution by certain of the Equity Investors and at least $20,000,000 of rollover Equity Interests from certain members of management of the Company. In respect of any Revolving Credit Advance, any Swing Line Advance and Letter of Credit borrowed or issued on the Effective Date, after giving effect thereto the aggregate principal amount of all outstanding Revolving Credit Advances, Swing Line Advances, Letter of Credit Advances plus the aggregate Available Amount of all Letters of Credit outstanding on the Effective Date shall be no more than $10,000,000.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by any Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of any Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i)(x) in the case of any Advance made on the Effective Date or any Letter of Credit issued on the Effective Date, the Specified Representations are correct in all material respects on and as of the Effective Date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such Specified Representations that, by their terms, refer to a specific date other than the Effective Date, in which case as of such specific date and (y) in any other case, the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

(ii) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Appropriate Lender through the Administrative Agent may reasonably request.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized and validly existing under the laws of the jurisdiction of its formation, (ii) is a corporation, limited liability company or limited partnership in good standing under the laws of the jurisdiction of its formation, (iii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect and (iv) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by the Parent free and clear of all Liens, except those created under the Collateral Documents.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties as of the Effective Date, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(v) is a true and correct copy of each such document, each of which is valid and in full force and effect.

(c) Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the Effective Date, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents and the Liens permitted under this Agreement.

(d) The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth in Schedule 4.01(e), no Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof (subject to the Liens permitted under the Loan Documents)) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (x) the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(e) hereto, all of which (other than the filings described in clause (y) below) have been duly obtained, taken, given or made and are in full force and effect, (y) filings necessary to perfect and maintain the Liens created under the Collateral Documents and (z) those authorizations, approvals, actions, notices and filings the failure to obtain, take, give or make which could not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Merger has been consummated in accordance with the Merger Agreement and applicable law.

(f) This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(g) Except as set forth on Schedule 4.01(g), there is no action, suit, investigation, litigation or proceeding against or, to the knowledge of any Loan Party, affecting, any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of any Loan Party, threatened before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.

(h) The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005, and the related Consolidated statement of income and Consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2006, and the related Consolidated statement of income and Consolidated statement of cash flows of the Company and its Subsidiaries for the nine months then ended, duly certified by the Chief Financial Officer of the Company, copies of which have been furnished to each Lender Party, fairly present in all material respects, subject, in the case of said balance sheet as at September 30, 2006, and said statements of income and cash flows for the nine months then ended, to year end audit adjustments and the absence of footnotes, the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed in the footnotes to the financial statements with respect to the treatment of stock options), and since December 31, 2005, there has not been any Material Adverse Change.

(i) The Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at June 30, 2006, and the related Consolidated pro forma statements of income of the Borrower and its Subsidiaries for the six months then ended, certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present in all material respects the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP (for all portions of such financial statements other than pro forma adjustments).

(j) The Consolidated forecasted balance sheets, statements of income and statement of cash flows of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(xiii) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance ((it being understood that any such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that the Borrower gives no assurance that such future financial performance will be realized and that actual results may differ from that in the forecasted financial information and such differences may be material).

(k) The Information Memorandum and all other information, exhibits and reports (excluding forecasts, projections, estimates and other forward-looking financial information) furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole as of the date furnished or otherwise made available to any Agent or any Lender party, do not contain any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made.

(l) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(m) Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(n) The Obligations of the Loan Parties under the Loan Documents are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any documentation governing the Senior Notes, the Senior Indenture, the Senior Subordinated Notes, the Senior Subordinated Indenture or any Refinanced Notes.

(o) All filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, subject to Liens permitted under the Loan Documents, securing the payment of the Secured Obligations, and all filings and other actions necessary to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

(p) The Loan Parties are, together with their Subsidiaries on a Consolidated basis, Solvent.

(q)(i) Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans as of the Effective Date.

(ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, which termination could reasonably be expected to result in a material liability to any Loan Party or any ERISA Affiliate.

(r)(i) Except as otherwise set forth on Part I of Schedule 4.01(r) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and no circumstances exist that could reasonably be expected to (A) form the basis of an Environmental

Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as otherwise set forth on Part II of Schedule 4.01(r) hereto as of the Effective Date, (A) none of the properties currently or to the knowledge of any Loan Party formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (B) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons used by and under the sole and exclusive control of any Loan Party or any of its Subsidiaries in which Hazardous Materials are being treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, during the time of the Loan Parties’ or any of its Subsidiaries’ ownership or occupancy, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (C) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and (D) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, any other Person for which any Loan Party could reasonably be expected to be responsible, (1) on any property currently owned or operated by any Loan Party or any of its Subsidiaries or (2) to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries during the time of the Loan Parties’ or any of its Subsidiaries’ ownership or occupancy, which in each case of clauses (1) and (2) could reasonably be expected to have a Material Adverse Effect.

(iii) Except as otherwise set forth on Part III of Schedule 4.01(r) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated (when so owned or operated) by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(s)(i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

(ii) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except where the failure to so file, include or pay would not be reasonably expected to have a Material Adverse Effect.

(iii) As of the Effective Date, the aggregate unpaid amount, as of the date hereof, of adjustments to the Federal income tax liability of each Loan Party and each of its Subsidiaries proposed by the Internal Revenue Service with respect to Open Years and for which there is not a reserve reflected on the Consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006 does not exceed $10,000,000. No issues have been raised by the Internal Revenue Service in respect of Open Years that would reasonably be expected to have a Material Adverse Effect.

(iv) The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries and Affiliates proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) and for which there is not a reserve reflected on the Consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006 does not exceed $10,000,000. No issues have been raised by such taxing authorities that would reasonably be expected to have a Material Adverse Effect.

(t) Each purchase of assets made by a Portfolio JV has been made upon the basis of the Borrower’s good faith expectation that it would receive a return on such investment of not less than the purchase price paid by such Portfolio JV therefor.

(u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt) as of the Effective Date, showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Surviving Debt as of the Effective Date, showing as of the date hereof the obligor and the principal amount outstanding thereunder and the maturity date thereof and with respect to non-recourse Portfolio Management Indebtedness that is Surviving Debt as of the Effective Date, the estimated repayment schedule of all such Debt on an aggregate basis.

(w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Liens (other than Permitted Liens and Liens securing payment Obligations in an aggregate amount for all such Liens not exceeding $1,000,000) on the property or assets of any Loan Party or any of its Subsidiaries as of the Effective Date, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, showing as of the date hereof the street address, state, record owner and book value thereof as of the Effective Date. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(y)(i) Set forth on Schedule 4.01(y)(i) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, the annual rental cost thereof as of the Effective Date exceeds $1,000,000, showing as of the date hereof the street address, state, lessor, lessee, expiration date and annual rental cost thereof as of the Effective Date. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except where the failure to be such could not reasonably be expected to have a Material Adverse Effect.

(ii) Set forth on Schedule 4.01(y)(ii) hereto is a complete and accurate list of all leases of real property under which any Loan Party is the lessor, the annual rental cost thereof as of the Effective Date exceeds $1,000,000, showing as of the date hereof the street address, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms, except where the failure to be such could not reasonably be expected to have a Material Adverse Effect.

(z) Set forth on Schedule 4.01(z) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries as of the Effective Date, showing as of the Effective Date the amount and obligor or issuer thereof.

(aa) Set forth on Schedule 4.01(aa) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries that are in full force and effect as of the Effective Date. Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms except where the failure to be such could not reasonably be expected to have a Material Adverse Effect, and there exists no default under any Material Contract by any party thereto which could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS OF THE PARENT

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than in respect of contingent indemnification for which no claim has been made), any Letter of Credit shall be outstanding (unless such Letter of Credit has been collateralized on terms and conditions satisfactory to the applicable Issuing Bank) or any Lender Party shall have any Commitment hereunder, the Parent will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply (i) in all material respects, with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and the Patriot Act and (ii) with all other applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, except where the failure to do so with respect to this clause (ii) could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, could reasonably be expected to become a Lien by operation of law upon its property; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties, except for those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including, without limitation, business interruption insurance) with reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Subsidiary operates.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, its legal existence and legal name, and do and cause to be done, and cause each of its Significant Subsidiaries to do and cause to be done, all things reasonably necessary to preserve, renew and keep in full force and effect all of its rights (charter and statutory), permits, licenses, approvals, privileges and franchises that are material to the conduct of its business; provided, however, that the Parent and its Subsidiaries may consummate the Merger and any other merger or consolidation permitted under Section 5.02(d) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any such right, permit, license, approval, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lender Parties.

(f) Visitation Rights. Upon reasonable prior notice and at reasonable times during normal business hours, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and to the extent reasonable make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that unless (x) an Event of Default has occurred and is continuing or (y) the Administrative Agent reasonably believes an event has occurred that has a Material Adverse Effect, only the Administrative Agent on behalf of the Agents and the Lender Parties may exercise the visitation and inspection rights under this Section 5.01(f) and shall not exercise such rights more than twice during any calendar year.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i) Interest Rate Hedging. Enter into prior to the 90th day after the Effective Date, and maintain at all times thereafter, interest rate Hedge Agreements with Persons reasonably acceptable to the Administrative Agent, covering a notional amount of not less than 50% of the Term B Commitments under all of the Facilities and providing for such Persons to make payments thereunder for a period of no less than three years.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any new direct or indirect Significant Subsidiaries by any Loan Party or (z) the acquisition of any property (including any leasehold interest) by any Loan Party (other than leasehold interests in which the annual base rent is less than $1,000,000), and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority (subject to the Liens permitted under the Loan Documents) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of a Significant Subsidiary that is not a CFC or Excluded Portfolio Subsidiary, within 30 days after such formation or acquisition, cause each such Significant Subsidiary, and cause each direct and indirect parent of such Significant Subsidiary that is not a CFC or Excluded Portfolio Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents and becoming a Subsidiary Guarantor hereunder,

(ii) within 30 days after (A) such request, furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries (other than CFCs and Excluded Portfolio Subsidiaries) in detail satisfactory to the Collateral Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Significant Subsidiary (other than any CFC or Excluded Portfolio Subsidiary) or the real and personal properties so acquired, in each case in detail satisfactory to the Collateral Agent,

(iii) within 30 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust, leasehold deeds to secured debt, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Significant Subsidiary that is not an Excluded Portfolio Subsidiary, duly execute and deliver and cause such Significant Subsidiary and each Loan Party acquiring Equity Interests in such Significant Subsidiary to duly execute and deliver to the Collateral Agent mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust, leasehold deeds to secured debt, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents; provided that (A) the stock of any Subsidiary held by a CFC or Excluded Portfolio Subsidiary shall not be required to be pledged, (B) the property of any CFC or Excluded Portfolio Subsidiary shall not be required to be pledged and (C) if such new property is Equity Interests in a CFC, no more than 65% of the Equity Interests in such CFC shall be pledged in favor of the Secured Parties,

(iv) within 30 days after such request, formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Significant Subsidiary (other than any Subsidiary that is a CFC or Excluded Portfolio Subsidiary) to take, whatever action (including, without limitation, the recording of mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust, leasehold deeds to secured debt, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust, leasehold deeds to secured debt, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties (but subject to Liens permitted under the Loan Documents) in accordance with their terms,

(v) within 60 days after such request, formation or acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent, a signed copy of a customary legal opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent as to (1) the matters contained in clauses (i), (iii) and (iv) above, (2) such guaranties, guaranty supplements, mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust, leasehold deeds to secured debt, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (4) such other matters as the Collateral Agent may reasonably request,

(vi) as promptly as practicable after such request, formation or acquisition, deliver, upon the reasonable request of the Collateral Agent, to the Collateral Agent with respect to each parcel of real property owned or held by each Loan Party and each newly acquired or newly formed Significant Subsidiary (other than any Subsidiary that is a CFC or Excluded Portfolio Subsidiary) title insurance policies, land surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Collateral Agent, and

(vii) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Significant Subsidiary (other than any Subsidiary that is a CFC or Excluded Portfolio Subsidiary) to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Significant Subsidiary (other than any Subsidiary that is a CFC or Excluded Portfolio Subsidiary) to take, all such other action as the Collateral Agent may reasonably deem necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust, leasehold deeds to secured debt, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements;

provided that the Borrower shall be deemed to have complied with the covenants set forth in this clause (j) with respect to any leasehold interest if the Loan Parties shall have made commercially reasonable efforts to provide the Mortgage in respect of such leasehold interest but the landlord thereof shall have refused to take actions necessary to provide such Mortgage after being requested to do so by the Loan Parties; provided further that if such new property is any Equity Interest in a Portfolio Management Subsidiary, so long as the pledge of such Equity Interest under the Collateral Documents in favor of the Secured Parties is expressly prohibited by the agreements governing such Portfolio Management Subsidiary, any member, partner or other participant in such Portfolio Management Subsidiary or any Portfolio Management Financing in which such Portfolio Management Subsidiary is engaged, such Equity Interest shall not be required to be pledged under this clause (j).

(k) Further Assurances. (i) Promptly upon reasonable request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error (including, without limitation, any error in cross-section references) that (A) may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (B) if uncorrected, could reasonably be expected to materially misrepresent the intention of the parties in entering into the agreements set forth in the Loan Documents,

(ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust, leasehold deeds to secured debt, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the express purposes of the Loan Documents, (B) subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, to the extent agreed under the Loan Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, and

(iii) Within 30 days after the Effective Date (or such later date as may be agreed by the Administrative Agent), deliver to the Administrative Agent (A) undated stock powers duly executed in blank in respect of the Loan Parties’ Equity Interests in Lason, Inc. and (B) a global subordinated promissory note in terms and substance reasonably satisfactory to the Administrative Agent duly executed by the Parent and its Subsidiaries and a promissory note for the principal amount of $2,040,000 issued by

Nationwide Communication in favor of NCO Funding, Inc., in the case of each such promissory note with duly executed instruments of transfer or assignments in blank in form and substance reasonably satisfactory to the Administrative Agent.

(l) Performance of Related Documents. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it and take all such action to such end as may be from time to time reasonably requested by the Administrative Agent in writing and, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, upon the reasonable request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Related Document.

(m) Compliance with Terms of Leaseholds. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, make all payments and otherwise perform all obligations in respect of all leases of real property to which the Parent or any of its Subsidiaries is a party, notify the Administrative Agent if the Parent or any of its Subsidiaries has knowledge of any default by any party with respect to such leases and cooperate with the Administrative Agent in all reasonable respects to cure any such default, and cause each of its Subsidiaries to do so.

(n) Performance of Material Contracts. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, perform and observe all of the terms and provisions of each Material Contract to be performed or observed by it, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent in writing and, upon the reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than in respect of contingent indemnification for which no claim has been made), any Letter of Credit shall be outstanding (unless such Letter of Credit has been collateralized on terms and conditions satisfactory to the applicable Issuing Bank) or any Lender Party shall have any Commitment hereunder, the Parent will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Parent or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens existing on the date hereof and described on Schedule 4.01(w) hereto;

(iv) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that except for Liens otherwise permitted under this clause (iv) in respect of cross-collateralization of properties and equipment provided by the same vendor in the ordinary course of business, no such Lien shall extend to or cover any property other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(ii) at any time outstanding;

(v) Liens arising under Capitalized Leases permitted under Section 5.02(b)(iii); provided that except for Liens otherwise permitted under this clause (v) in respect of cross-collateralization of properties and equipment provided by the same vendor in the ordinary course of business, no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi) Liens securing Portfolio Management Financing;

(vii) Liens in the form of usual and customary cash deposits securing obligations under real estate leases in the ordinary course of business;

(viii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that (x) such merger or consolidation is otherwise permitted under the Loan Documents and (y) such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(ix) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and covering only the items being collected upon;

(x) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit, securities and commodities accounts or other funds maintained with a creditor depository institution or a securities or commodities intermediary;

(xi) Liens of sellers of goods to any Loan Party and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(xii) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Loan Party or any of its Subsidiaries in the ordinary course of its business;

(xiii) license agreements granting rights to use any Loan Party’s or any of its Subsidiary’s intellectual property in the ordinary course of business;

(xiv) Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(xv) Liens securing Debt permitted under this Agreement of any Foreign Subsidiary;

(xvi) the replacement, extension or renewal of any Lien permitted by clauses (iii) through (xv) above upon or in the same property (except as otherwise set forth in clauses (iv) and (v) above) theretofore subject thereto or the replacement, extension or renewal (without increase in the amount and (except as otherwise set forth in clauses (iv) and (v) above and except for a release of any obligor) without change in any direct or contingent obligor) of the Debt secured thereby; and

(xvii) other Liens securing obligations not exceeding $10,000,000 in the aggregate outstanding at any time.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $10,000,000 at any time outstanding;

(iii) Capitalized Leases not to exceed in the aggregate $20,000,000 at any time outstanding;

(iv) the Surviving Debt and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt; provided that (A) the amount of such extending, refunding or refinancing Debt does not result in an increase in the aggregate principal amount thereof (plus the amount of any premium paid in respect of such Debt in connection with any such extension, refunding or refinancing and plus the amount of reasonable expenses incurred by Parent and its Subsidiaries in connection therewith), (B) such Debt does not have a weighted average life to maturity that is less than the weighted average life to maturity of the Debt being extended, refunded or refinanced, (C) such Debt does not have a final maturity earlier than the final maturity of the Debt being extended, refunded or refinanced, (D) the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing and (E) if the Debt being extended, refunded or refinanced is subordinate or junior to the Advances and any Guaranty thereof, then the Debt incurred to extend, refund or refinance such Debt shall be subordinate to the Advances and any Guaranty, as the case may be, at least to the same extent and in the same manner as the Debt being extended, refunded or refinanced;

(v) Debt in respect of Hedge Agreements designed to hedge against fluctuations in foreign exchange rates or interest rates incurred in the ordinary course of business;

(vi) Debt owed by any Loan Party or Subsidiary of a Loan Party to any Loan Party or a wholly owned Subsidiary of a Loan Party, which Debt shall (x) in the case of Debt owed to a Loan Party, constitute Pledged Debt, (y) in the case of Debt owed to any Subsidiary that is not a Loan Party, except for Debt incurred in respect of goods sold or services rendered in the ordinary course of business consistent with past practice and not evidenced by any promissory note or instrument, be on subordination terms reasonably acceptable to the Administrative Agent and (z) be otherwise permitted under the provisions of Section 5.02(f);

(vii) Debt in respect of the Senior Notes and the Senior Subordinated Notes in an aggregate principal amount not to exceed $365,000,000 at any time outstanding and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any such Debt in respect of the Senior Notes or the Senior Subordinated Notes; provided that (A) the amount of such extending, refunding or refinancing Debt does not result in an increase in the aggregate principal amount thereof (plus the amount of any premium paid in respect of such Debt in connection with any such extension, refunding or refinancing and plus the amount of reasonable expenses incurred by Parent and its Subsidiaries in connection therewith), (B) such Debt does not have a weighted average life to maturity that is less than the weighted average life to maturity of the Debt being extended, refunded or refinanced, (C) such Debt does not have a final maturity earlier than the final maturity of the Debt being extended, refunded or refinanced, (D) the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing and (E) if the Debt being extended, refunded or refinanced is subordinate or junior to the Advances and any Guaranty thereof, then the Debt incurred to extend, refund or refinance such Debt shall be subordinate to the Advances and any Guaranty, as the case may be, at least to the same extent and in the same manner as the Debt being extended, refunded or refinanced (such extending, refunding or refinancing Debt, the “Refinanced Notes”);

(viii) Debt incurred or preferred stock issued under any Portfolio Management Financing; provided that (i) the amount of Debt incurred or liquidation preference of preferred stock issued under a Portfolio Management Financing shall not exceed 90% of the total amount paid to acquire the Portfolio Management Assets purchased with the proceeds of such Debt or preferred stock and (ii) at the time of such incurrence or issuance and after giving pro forma effect thereto, the Portfolio Management Leverage Ratio shall not exceed 3.0 to 1;

(ix) Debt of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 5.02(f), which Debt is existing at the time such Person becomes a Subsidiary of the Borrower, and extensions, renewals, refinancings and replacements of any such Debt; provided that such Debt was not issued or created in contemplation of such Person becoming a Subsidiary of the Borrower and the aggregate amount of all Debt outstanding at any time under this clause (ix) does not exceed $10,000,000;

(x) Debt owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Loan Party or any of its Subsidiaries in the ordinary course of business, pursuant to reimbursement or indemnification obligations to such Person;

(xi) Debt of any Loan Party or its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xii) Debt arising from agreements of any Loan Party or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations;

(xiii) Debt of any Loan Party or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within ten Business Days of incurrence;

(xiv) Debt of Foreign Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $15,000,000;

(xv) Debt of any Loan Party or any of its Subsidiaries arising from maintaining any trust account and any funds therein on behalf of its customers in the ordinary course of business that is non-recourse to any Loan Party or any of its Subsidiaries other than with respect to such trust account or funds therein; and

(xvi) the incurrence or issuance by any Loan Party or any of its Subsidiary of additional Debt in an aggregate principal amount outstanding at any time not to exceed $10,000,000.

For purposes of calculating the maximum amount of Debt that any Loan Party or any Subsidiary may incur pursuant to this Section 5.02(b), the amount of any Debt denominated in a currency other than U.S. Dollars shall be calculated by converting such Debt to U.S. Dollars at the exchange rate prevailing at the time such Debt is incurred and subsequent fluctuations in the exchange rates of currencies shall be disregarded.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof other than business or other activities that are related, ancillary or complementary to or a reasonable extension, development or expansion of, any such business, including, without limitation, any business process outsourcing business or activities.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) the Borrower may consummate the Merger;

(ii) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be (directly or indirectly) a wholly owned Subsidiary of the Borrower; and provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

(iii) as part of any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be (directly or indirectly) a wholly owned Subsidiary of the Borrower; and provided further that, in the case of any merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

(iv) as part of any sale or other disposition permitted under Section 5.02(e) (other than clause (ii) thereof), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(v) the Borrower may (A) merge with and into the Parent with the Parent continuing as the surviving corporation or entity or (B) merge or consolidate with any other Person or convert its organizational form from a corporation to a limited liability company;

provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing and, in the case of any such merger to which the Borrower is a party (i) the Borrower shall be the continuing or surviving corporation or entity or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) take or have taken all action required by Section 9 of the Security Agreement, and take or have taken such other action as may be necessary, or as the Administrative Agent or the Collateral Agent may reasonably request, in order to preserve the Liens, and continue the perfection thereof with the same priority, as granted and provided for or purported to be granted and provided for by the Security Agreement and (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and an opinion of counsel that is customarily delivered in similar transactions; provided, further, that if the foregoing conditions in clauses (A) through (D) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement.

(e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, except:

(i)(A) sales of Inventory and delinquent accounts receivables in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory and delinquent accounts receivables in the ordinary course of its business or (B) sales or other dispositions in the ordinary course of business of obsolete, worn out, replaced or excess equipment that is no longer needed;

(ii) in a transaction authorized by Section 5.02(d) (other than subsection (iv) thereof);

(iii) sales, transfers or other dispositions of assets (A) among Loan Parties, (B) by a Subsidiary of the Borrower to a Loan Party or (C) by a Subsidiary of the Borrower that is not a Loan Party to another Subsidiary of the Borrower that is not a Loan Party;

(iv) licenses, sublicenses, leases, and subleases granted to others, not interfering in any material respect with the business of the Borrower or applicable Subsidiary, entered into in the ordinary course of business and not structured as a functional equivalent of a disposition of the underlying asset;

(v) dispositions of any Subsidiary, line of business or other assets acquired as an incidental part of an acquisition permitted by Section 5.02(f)(vi) so long as (A) all of the consideration of such acquisition is paid in Equity Interests of the Initial Borrower or with proceeds from a contemporaneous issuance of the Equity Interests of the Borrower or any of its Subsidiaries and (B) such Subsidiary, line of business or other assets are disposed of for fair market value (reasonably determined by the Borrower) within 12 months of the date of such acquisition;

(vi) dispositions and transfers of cash and Cash Equivalents in the ordinary course of business;

(vii) lease or sublease of real property in the ordinary course of business;

(viii) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party or any of its Subsidiaries;

(ix) each Loan Party and its Subsidiaries may surrender or waive contractual rights or settle, release or surrender any contract, test or other litigation claims in the ordinary course of business;

(x) each Loan Party and its Subsidiaries may abandon intellectual property or other proprietary rights of such Person that are, in the reasonable business judgment of such Person, of no material value and no longer practicable to maintain or useful in the conduct of the business of the such Person; and

(xi) sales, transfers or other dispositions of assets for consideration consisting of no less than 75% cash and for fair value in an aggregate amount not to exceed $10,000,000 in any Fiscal Year;

provided that in the case of sales of assets pursuant to clause (ii) or (xi) above, the Borrower shall, on the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.06(b)(ii).

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)(A) Investments by the Parent and its Subsidiaries in their Subsidiaries outstanding on the date hereof, (B) additional Investments by the Parent and its Subsidiaries in Loan Parties, (C) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, (D) additional Investments by the Parent and its Subsidiaries in Portfolio Management Subsidiaries that are not Foreign Subsidiaries, (E) additional Investments by the Parent and its Subsidiaries in Foreign Subsidiaries (other than Investments referred to in clause (F) or (G) below) in an aggregate amount of $40,000,000 at any time outstanding, (F) additional Investments by the Parent and its Subsidiaries in Foreign Subsidiaries the consideration thereof is paid either in cash with proceeds from cash contribution from the Equity Investors and/or with Equity Interests in the Parent and (G) additional Investments by the Parent and its Subsidiaries in Foreign Subsidiaries constituting consideration for services rendered in the ordinary course of business consistent with past practice;

(ii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $2,000,000 in the aggregate at any time outstanding;

(iii) Investments by the Borrower and its Subsidiaries in cash, deposit accounts and Cash Equivalents;

(iv) Investments existing on the date hereof and described on Schedule 4.01(z) hereto;

(v) Investments in Hedge Agreements permitted under Section 5.02(b)(v);

(vi) the purchase or other acquisition of all of the Equity Interests in any Person or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in any Person that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by the Borrower or one or more of its wholly-owned Subsidiaries of all or substantially all of the property and assets of any Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (vi):

(A) the Loan Parties and any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.01(j);

(B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course or a business complimentary or otherwise related thereto;

(C) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower, if the board of directors is otherwise approving such transaction, or, in each other case, by the chief executive or financial officer of the Borrower);

(D) the total cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers of such Person or assets, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Person or assets, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this clause (vi), shall not exceed (1) at any time on and after the date on which Available Excess Cash Flow has been determined for the Fiscal Year ending December 31, 2007, subject to clause (2) and the proviso thereto below, the sum of $50,000,000 plus the Available Excess Cash Flow at the time any such purchase or other acquisition is made and (2) at any time prior to the date on which Available Excess Cash Flow is determined for the Fiscal Year ending December 31, 2007, $100,000,000, provided that to the extent the total cash and noncash consideration so paid by or on behalf of the Borrower and its Subsidiaries under this clause (2) exceeds $50,000,000, the sum set forth in clause (1) above during the immediately succeeding Fiscal Year shall be reduced by the amount of such excess on a dollar-for-dollar basis;

(E)(1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of audited financial statements (or, if no audited financial statements are available, unaudited financial statements in accordance with GAAP or other financial statements reasonably acceptable to the Administrative Agent) of such Person or assets as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(F) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least three Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of its Chief Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vi) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(vii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(viii) Investments representing consideration (including accounts receivables or by way of capital contribution) for asset sales and dispositions permitted by Section 5.02(e);

(ix) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(x) Investments of any Person existing at the time such Person becomes a Subsidiary of any Loan Party or any of its Subsidiaries or consolidates or merges with any Loan Party or any of its Subsidiaries so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(xi) Investments constituting Guaranteed Debt permitted under Section 5.02(b);

(xii) the Loan Parties may create new Subsidiaries in accordance with this Agreement;

(xiii) Investments constituting (A) accounts receivable arising, (B) trade credit extended or (C) deposits made in connection with the purchase price of goods or services, in each case by any Loan Party or any of its Subsidiaries in the ordinary course of business; and

(xiv) other Investments not in excess of $10,000,000 at any time.

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) in their capacities as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower (any of the foregoing, a “Restricted Payment”), except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i) the Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower and (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire its Equity Interests with the proceeds received contemporaneously from a capital contribution or the issue of new Equity Interests with equal or inferior voting powers, designations, preferences and rights;

(ii) each of the Parent and the Borrower may, at any time when the Leverage Ratio shall be less than 3.5:1.0, declare and pay cash dividends to its stockholders and purchase, redeem, retire or otherwise acquire its own outstanding Equity Interests for cash solely out of the Available Excess Cash Flow at such time; provided that the Borrower shall prepay the Advances in accordance with Section 2.06(b)(i)(B);

(iii) any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower or to any Loan Party of which it is a Subsidiary and (B) accept capital contributions from its parent to the extent permitted under Section 5.02(f)(i);

(iv) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent such Equity Interests represents all or a portion of the exercise price thereof and related withholding tax;

(v) the repurchase, redemption or other acquisition of Equity Interest of the Borrower or any of its Subsidiaries from employees, former employees, consultants or former consultants, directors or former directors of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), and any dividend payment or other distribution by the Borrower or any of its Subsidiaries to the Parent utilized for the repurchase, redemption or other acquisition of any Equity Interest of the Parent held by employees, former employees, consultants or former consultants, directors or former directors of the Parent or its Subsidiaries or permitted transferees, heirs or estates of such employees, former employees, consultants or former consultants, directors or former directors pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Borrower under which such individuals purchase or sell, or are granted the option to purchase or sell, such Equity Interest; provided, however, that the aggregate amount of such repurchases, redemptions and other acquisitions made on and after the Effective Date shall not exceed $10,000,000;

(vi)(A) Permitted Tax Payments to Parent, (B) payments, directly or indirectly, to the Parent if the proceeds are used to pay reasonable and customary indemnity provided on behalf of the Board of Directors and officers of the Parent or customary reimbursement of travel and similar expenses incurred in the normal course of business and (C) payments in the aggregate amount not to exceed $2,000,000 per calendar year, directly or indirectly, to the Parent if the proceeds are used to pay (1) general corporate and overhead expenses (including in respect of administrative, legal and accounting services) incurred in the normal course of its business as a holding company of the Initial Borrower and its Subsidiaries and (2) reasonable and customary directors fees to the Board of Directors of the Parent;

(vii) (A) the payment by the Borrower to the Sponsor or any Affiliate of the Sponsor of management fees of not more than $3,000,000 in the aggregate in any calendar year and (B) the reimbursement to the Sponsor or any such Affiliate of related expenses;

(viii) the payment of a transaction fee of $18,500,000 by the Borrower to the Sponsor in connection with the consummation of the Transactions on the Effective Date;

(ix) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of any Disqualified Stock of the Borrower or any of its Subsidiaries that is permitted under this Agreement and issued after the Effective Date;

(x) pro rata dividends or distributions on Equity Interests of any direct or indirect Subsidiary of the Borrower held by minority stockholders; and

(xi) Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (xi), do not exceed $10,000,000.

(h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in a manner materially adverse to the Lenders.

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (ii) Fiscal Year.

(j) Prepayments, Etc., of Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Senior Notes or Subordinated Debt, except (A) regularly scheduled or required repayments or redemptions of Surviving Debt, (B) any prepayments or redemptions of

Surviving Debt in connection with a refunding or refinancing of such Surviving Debt permitted by Section 5.02(b)(iv), (C) any prepayments of intercompany Debt incurred under Section 5.02(b)(vi)(x) or (D) so long as no Default or Event of Default has occurred and is continuing, any prepayment, repurchase or redemption of the Senior Notes, the Senior Subordinated Notes or Refinanced Notes (1) for an aggregate price not to exceed the Available Excess Cash Flow at the time of such prepayment, repurchase or redemption or (2) with the proceeds of Refinanced Notes, (ii) amend, modify or change in any manner materially adverse to the Lenders any term or condition of any Surviving Debt, Senior Notes or Subordinated Debt, or (iii) permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower.

(k) Amendment, Etc., of Related Documents. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner materially adverse to the Lenders any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) agreements in favor of the Secured Parties or (ii) prohibitions or conditions under:

(A) any Debt incurred under any Portfolio Management Financing in respect of any property securing such Debt and in respect of the Equity Interests in the Portfolio Management Subsidiaries;

(B) any purchase money Debt permitted by Section 5.02(b)(ii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt;

(C) any Surviving Debt;

(D) any Capitalized Lease permitted by Section 5.02(b)(iii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto;

(E) the Senior Indenture or the Senior Subordinated Indenture;

(F) any document or instrument governing any Lien permitted under Section 5.02(a); provided that any such restriction contained therein relates only to the asset or assets subject to such Lien;

(G) any agreement relating to the sale of any assets or property permitted under Section 5.02(e) pending the consummation of such sale, which prohibitions or conditions are customary; and

(H) customary nonassignment provisions either as to the assets covered by any lease governing a leasehold interest or in any other contracts entered into in the ordinary course of business.

(m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture with a Person other than a Loan Party or a Subsidiary thereof, or permit any of its Subsidiaries to do so, other than any Portfolio Management Subsidiary or any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

(n) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(o) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures (other than any amounts paid for any purchase or other acquisition pursuant to Section 5.02(f)(vi)) made by the Initial Borrower and its Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Fiscal Year Ending In	Amount
December 31, 2007	$43,000,000

December 31, 2008	$46,000,000

December 31, 2009	$49,000,000

December 31, 2010	$52,000,000

December 31, 2011	$55,000,000

December 31, 2012 and thereafter	$58,000,000

; provided that the amount set forth in the table above for any period may be increased by the amount of the Available Excess Cash Flow available at any time; provided, further, that if, for any Fiscal Year set forth above, the amount specified above for such Fiscal Year exceeds the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Year, the Borrower and its Subsidiaries shall be entitled to make additional Capital Expenditures in the immediately succeeding Fiscal Year in an amount (such amount being referred to herein as the “Capex Carryover”) equal to 50% of such excess; provided, further, however that any amount of Capital Expenditures made by the Borrower and its Subsidiaries during such succeeding Fiscal Year shall be applied first to the amount specified in the table above for such immediately succeeding Fiscal Year before the Capex Carryover.

(p) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt, (iii) any agreement or instrument in respect of any Portfolio Management Subsidiary or Portfolio Management Financing, (iv) the Senior Indenture and the Senior Subordinated Indenture, (v) any agreement relating to Debt permitted under Section 5.02(b)(xiv) and (vi) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any assets or property permitted under Section 5.02(e) pending the consummation of such sale.

(q) Amendment, Etc., of Material Contracts. Except to the extent that to do so could not reasonably be expected to have a Material Adverse Effect, cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the interest or rights of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(r) Portfolio Management Subsidiaries and Portfolio JV. Grant, or permit any of its Subsidiaries to grant, consent required under any constitutive agreement of or any other agreement binding upon any Portfolio Management Subsidiary or Portfolio JV for any Portfolio Management Subsidiary or Portfolio JV to incur Debt other than Debt in respect of a Portfolio Management Financing.

(s) Holding Company Status. Engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Initial Borrower, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies including the Loan Parties, (iv) the performance of obligations under the Loan Documents and the Related Documents to which it is a party, (v) making any restricted payment permitted by Section 5.02(e), and (vi) activities (including incurring liabilities in respect of administrative expenses) incidental to the businesses or activities described in clauses (i)-(v).

(t) Transactions with Affiliates. Enter into, renew or extend, or permit any of its Subsidiaries to enter into, renew or extend, directly or indirectly, any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any of their Affiliates, except upon terms that, taken as a whole, are materially not less favorable to the Parent or such Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate, provided that the foregoing limitation does not limit, and shall not apply to:

(i) Transactions for which the Parent or such Subsidiary delivers to the Administrative Agent (for delivery to the Lenders) a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm reasonably satisfactory to the Administrative Agent stating that the transaction is on terms that are no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(ii) any transaction solely between the Borrower and any of the Subsidiary Guarantors or solely between or among the Subsidiary Guarantors;

(iii) the payment of reasonable and customary regular fees to directors of the Parent or any of its Subsidiaries who are not its employees and indemnification arrangements entered into by the Parent or any of its Subsidiaries consistent with past practices of the Parent or such Subsidiary;

(iv) any sale of shares of the Equity Interests (other than Disqualified Stock) of the Borrower; provided that any Equity Interests of the Borrower purchased by the Parent shall be pledged to the Collateral Agent on behalf of the Secured Parties pursuant to the Collateral Documents;

(v) any Investments or any Restricted Payments not prohibited by Sections 5.02(f) and (g);

(vi) the existence of, or the performance by the Initial Borrower or any Subsidiary of their obligation, if any, or obligations of the Initial Borrower under the terms of, any subscription, registration rights or stockholders agreements, partnership agreement or limited liability company agreement to which the Initial Borrower or any Subsidiary is a party as of the Effective Date and is disclosed on Schedule 5.02(t), provided, however, that the entering into by the Initial Borrower or any Subsidiary or the performance by the Initial Borrower or any Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date will only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not materially more disadvantageous to the Initial Borrower or its Subsidiaries, or the Lender Parties, as determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Initial Borrower;

(vii) any agreement as in effect or entered into as of the Effective Date and set forth on Schedule 5.02(t) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Parent or such Subsidiary, as applicable, in any material respect than the original agreement as in effect on the Effective Date;

(viii) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower and loans to employees of the Borrower and its Subsidiaries which are approved by the Board of Directors of the Borrower;

(ix) transactions with Affiliates that are customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services (including, without limitation, portfolios of purchased accounts receivable), in each case which are in the normal course of business and otherwise in compliance with the terms of this Agreement, and which are fair to the Parent or its Subsidiaries, as applicable, in the reasonable determination of the Board of Directors, chief executive officer or chief financial officer of the Surviving Corporation or its Subsidiaries, as applicable, or are on terms that, taken as a whole, are materially not less favorable to the Parent or such Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with such a Person that is not such an Affiliate; or

(x) any financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services involving the Borrower and any of its Subsidiaries (including without limitation any payments in cash, Equity Interests or other consideration made by the Borrower or any of its Subsidiaries in connection therewith) on the one hand and the Equity Investors and any of their Affiliates, on the other hand, which services (and payments and other transactions in connection therewith) have been approved as fair to the Borrower or such Subsidiary by a majority of the disinterested members of the Board of Directors of the Borrower in good faith.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than in respect of contingent indemnification for which no claim has been made), any Letter of Credit shall be outstanding (unless such Letter of Credit has been collateralized on terms and conditions satisfactory to the applicable Issuing Bank) or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lender Parties:

(a) Default Notice. As soon as possible and in any event within five Business Days after the date on which it has knowledge or reasonably should have knowledge of the occurrence of any Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Initial Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Initial Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Initial Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders and (ii) if applicable, a report of such independent public accountants as to the Initial Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, together with a schedule in a form reasonably satisfactory to the Administrative Agent of the computations used by the Initial Borrower in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04; provided that, in the event of any material change in generally accepted accounting principles used in the preparation of such financial statements, the Initial Borrower shall also provide a reconciliation of such financial statements to GAAP and (z) a certificate of the Chief Financial Officer of the Initial Borrower stating that, to such officer’s knowledge, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Initial Borrower has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Initial Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income of the Initial Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Initial Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Financial Officer of the Initial Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that, to such officer’s knowledge, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Initial Borrower has taken and proposes to take with respect thereto and (ii) a schedule in a form reasonably satisfactory to the Administrative Agent of the computations used by the Initial Borrower in determining compliance with the covenants contained in Section 5.04; provided that, in the event of any material change in generally accepted accounting principles used in the preparation of such financial statements, the Initial Borrower shall also provide a reconciliation of such financial statements to GAAP.

(d) Annual Forecasts. As soon as available and in any event no later than 45 days after the end of each Fiscal Year, forecasts prepared by management of the Initial Borrower, in a form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(g).

(f) Securities Reports. Promptly after the sending or filing thereof, (i) copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders and that are of the nature of those sent to public stockholders, and (ii) copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange, but only to the extent such information is not publicly available on the website of any Loan Party or the Securities Exchange Commission (at www.sec.gov).

(g) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or of any of its Subsidiaries (other than Portfolio Management Subsidiaries) in excess of $10,000,000 pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(h) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or any indenture, loan or credit or similar agreement evidencing Debt in excess of $10,000,000, regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Related Document or any indenture, loan or credit or similar agreement evidencing Debt in excess of $10,000,000, and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents and such indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(i) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial

Officer of the Initial Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within three Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(j) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material and adverse restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(k) Real Property. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(x), 4.01(y)(i) and 4.01(y)(ii) hereto, including an identification of all owned and leased real property disposed of by the Initial Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete in all material respects.

(l) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Initial Borrower and its Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Administrative Agent, may reasonably specify.

(m) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than in respect of contingent indemnification for which no claim has been made), any Letter of Credit shall be outstanding (unless such Letter of Credit has been collateralized on terms and conditions satisfactory to the applicable Issuing Bank) or any Lender Party shall have any Commitment hereunder, the Initial Borrower will:

(a) Leverage Ratio. Maintain at the end of each Measurement Period set forth below a Leverage Ratio of not more than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio
March 31, 2007	5.50:1

June 30, 2007	5.50:1

September 30, 2007	5.50:1

December 31, 2007	5.25:1

March 31, 2008	5.25:1

June 30, 2008	5.00:1

September 30, 2008	4.75:1

December 31, 2008	4.75:1

March 31, 2009	4.50:1

June 30, 2009	4.50:1

September 30, 2009	4.25:1

December 31, 2009	4.25:1

March 31, 2010	4.00:1

June 30, 2010	4.00:1

September 30, 2010	3.75:1

December 31, 2010	3.75:1

March 31, 2011	3.50:1

June 30, 2011	3.50:1

September 30, 2011	3.25:1

December 31, 2011	3.25:1

March 31, 2012	3.00:1

June 30, 2012	3.00:1

September 30, 2012	2.75:1

December 31, 2012 and thereafter	2.50:1

(b) Interest Coverage Ratio. Maintain for each Measurement Period set forth below an Interest Coverage Ratio of not less than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio
March 31, 2007	1.90:1

June 30, 2007	1.90:1

September 30, 2007	1.90:1

December 31, 2007	2.00:1

March 31, 2008	2.00:1

June 30, 2008	2.00:1

September 30, 2008	2.10:1

December 31, 2008	2.10:1

March 31, 2009	2.25:1

June 30, 2009	2.25:1

September 30, 2009	2.25:1

December 31, 2009	2.35:1

March 31, 2010	2.35:1

June 30, 2010	2.50:1

September 30, 2010	2.50:1

December 31, 2010	2.65:1

March 31, 2011	2.65:1

June 30, 2011	2.75:1

September 30, 2011	2.75:1

December 31, 2011	3.00:1

March 31, 2012	3.00:1

June 30, 2012	3.25:1

September 30, 2012	3.25:1

December 31, 2012	3.25:1

March 31, 2013 and thereafter	3.50:1

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)(i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (f) or (i), 5.02, 5.03 or 5.04; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e)(i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $15,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder and under Portfolio Management Financing), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof or (ii) there occurs with respect to any issue or issues of any Debt under any Portfolio Management Financing having an outstanding principal amount of $30,000,000 or more in the aggregate for all such issues, whether such Debt now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Debt to be due and payable prior to its Stated Maturity and such Debt has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; or

(f) any Loan Party or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $15,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g)(ii) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance in favor of such Loan Party or Subsidiary from a reputable insurer, which policy covers full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(i) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (subject only to Liens permitted under the Loan Documents) lien on and security interest in the Collateral purported to be covered thereby; or

(j) a Change of Control shall occur; or

(k) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $15,000,000; or

(l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $15,000,000 or requires payments exceeding $3,000,000 per annum; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $15,000,000; or

(n) the Obligations of the Loan Parties under the Loan Documents shall fail to constitute “Senior Debt” or shall fail to constitute the sole “Designated Senior Debt” under the terms of any Subordinated Debt;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by any Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of any Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by any Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of any Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Borrower shall be obligated to pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent or the Collateral Agent determines that any funds held in the Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the Collateral Account, such funds shall be applied to reimburse the applicable Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action. (a) Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties, all Hedge Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

(b) In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05) as though the Collateral Agent (and any such Supplemental Collateral Agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. MSSF, MS&Co and Affiliates. With respect to its Commitments, the Advances made by it and any Notes issued to it, MSSF and MS&Co shall each have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though each were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include MSSF and MS&Co in their respective individual capacities. MSSF and MS&Co and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if MSSF and MS&Co were not Agents and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 7.05, each Lender Party’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender Party’s, (ii) such Lender Party’s Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of such Lender Party’s Term Commitments at such time and (iv) such Lender Party’s Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Banks shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent, Swing Line Bank and Issuing Bank and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right (with consultation with the Borrower) to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agents giving of notice of resignation or the Required Lenders removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, (with consultation with the Borrower) appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents and the Secured Hedge Agreements (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents and Secured Hedge Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the

Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.

SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated, the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 8.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Letter of Credit Agreements), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:

(i) waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02,

(ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lender Parties,

(iv) release all or substantially all of the Collateral in any transaction or series of related transactions, or

(v) amend this Section 9.01,

and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender Party specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender Party without the consent of such Lender Party;

(ii) reduce the principal of, or stated rate of interest on, the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party; or

(iii) postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder in each case payable to a Lender Party without the consent of such Lender Party; or

(iv) change the order of application of any reduction in the Commitments or any prepayment of Advances among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially adversely affects the Lenders under a Facility without the consent of holders of a majority of the Commitments or Advances outstanding under such Facility;

provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Banks, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at 507 Prudential Road, Horsham, PA 19044, Attention: John R. Schwab, Fax: (215) 441-2185, E-mail Address: john.schwab@ncogroup.com; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender Party; if to the Collateral Agent, at its address at One Pierrepont Plaza, 7th Floor, Brooklyn, NY 11201, Attention: Charuti Patel, Fax: (718) 507-6680, E-mail Address: charuti.patel@morganstanley.com; and if to the Administrative Agent, at its address at 1585 Broadway, New York, NY 10036, Attention: Stephen King, Fax: (212)507-4687, E-mail Address: stephen.b.king@morganstanley.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or any other Loan Document shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH

THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of one counsel (and, to the extent reasonably required, one local counsel in each applicable jurisdiction and special counsel with respect to collateral matters) for the Agents with respect thereto, with respect to advising any Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Transaction) by the Equity Investors or any of their Subsidiaries or Affiliates of all or any portion of the Equity Interests in or Debt securities or substantially all of the assets of the Company or any of its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.12, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, and such Loan Party has not notified the Administrative Agent it disputes such costs, expenses or other amounts, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

SECTION 9.07. Assignments and Participations. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to Section 9.12 upon at least ten Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or

an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, (v) each such assignment made as a result of a demand by the Borrower pursuant to Section 9.12 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (vi) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 9.12 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount specified in clause (i) of the proviso to Section 9.12 and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes (if any).

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Assumption, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan

Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Assumption executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (which shall be marked “Amended and Restated”) (if any) an amended and restated Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Assumption and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, an amended and restated Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such amended and restated Note or Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto, as the case may be.

(f) Each Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment.

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties.

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against each Issuing Bank, and each

Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Banks may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.10. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 9.11. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents. Upon the sale or other disposition of any Guarantor that is permitted under this Agreement, such Guarantor shall be released from its Guaranty. Upon the payment in full of all Advances and all other Obligations under the Loan Documents (other than in respect of contingent indemnification for which no claim has been made), the termination of all Commitments hereunder, the termination, expiration or collateralization (on terms and conditions satisfactory to the applicable Issuing Bank) of each Letter of Credit, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

SECTION 9.12. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.10 (a) or (b), (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, (c) any Lender gives notice pursuant to Section 2.10(d) with respect to an occurrence or state of affairs not applicable to all Lenders, (d) any Lender is a Defaulting Lender or (e) any Lender refuses to consent to any proposed change, waiver, discharge or termination with respect to the Loan Documents requiring the consent of all Lenders (or all affected Lenders) pursuant to

Section 9.01 and the same has been approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.10, 2.12 and 9.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 2.10(a) or (b) or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(iii) the assignee shall be an Eligible Assignee and shall agree to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 9.07;

(iv) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against such replaced Lender; and

(v) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 9.13. Patriot Act Notice. Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 9.14. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.15. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.16. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, the Letters of Credit or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COLLECT ACQUISITION CORP., as Borrower

By	/s/ Daniel J. Selmonosky
Name:	Daniel J. Selmonosky
Title:	President and Treasurer

NCO FINANCIAL SYSTEMS, INC., as Borrower

By	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	Chairman and President

COLLECT HOLDINGS, INC., as Parent

By	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	Chairman, President and CEO

NCO GROUP, INC.

By	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	Chairman, President and CEO

SUBSIDIARY GUARANTORS

AC FINANCIAL SERVICES, INC.
ALW INVESTMENT COMPANY, INC.
FCA FUNDING, INC.
NCOCRM FUNDING, INC.
NCO FUNDING, INC.
NCO HOLDINGS, INC.
NCO PORTFOLIO MANAGEMENT, INC.
NCOP FINANCING, INC.
NCO GROUP INTERNATIONAL, INC.
RMH TELESERVICES ASIA PACIFIC, INC.

By	/s/ Gail Susan Ball
Name:	Gail Ball
Title:	Vice President and Treasurer of each of the above entities on behalf of each of the above entities

COMPASS INTERNATIONAL SERVICES CORPORATION
NCO ACI HOLDINGS, INC.
COMPASS TELESERVICES, INC.
NCOP CAPITAL RESOURCE, LLC
NCO CUSTOMER MANAGEMENT, INC.
NCO TELESERVICES, INC.

By	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	CEO and President of each of the above entities on behalf of each of the above entities

JDR HOLDINGS, INC.

By	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	President

NCOP SERVICES, INC.
NCOP NEVADA HOLDINGS, INC.
NCOP/MARLIN, INC.
NCOP STRATEGIC PARTNERSHIP, INC.
NCOP I, INC.
NCOP II, INC.
NCOP III, INC.
NCOP IV, INC.
NCOP V, INC.
NCOP VI, INC.
NCOP VII, INC.
NCOP VIII, LLC

By	/s/ Michael B. Meringolo
Name:	Michael B. Meringolo
Title:	Vice President and Assistant Secretary of each of the above entities on behalf of each of the above entities

NCO SUPPORT SERVICES, LLC

By:	NCO Financial Systems, Inc., as Sole Member

By	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	CEO and President

FCA LEASING, INC.

By	/s/ Robert DiSante
Name:	Robert DiSante
Title:	President

ASSETCARE, INC.

By	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	President and Secretary

The undersigned hereby confirms that, as a result of its merger with Collect Acquisition Corp., it hereby assumes all of the rights and obligations of Collect Acquisition Corp. under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption by operation of law) and hereby agrees to be joined to this Agreement as a Borrower.

NCO GROUP, INC.

By	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	Chairman, President and CEO

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By	/s/ Eugene F. Martin
Title:	Eugene F. Martin
Vice President

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By	/s/ Eugene F. Martin
Title:	Eugene F. Martin
Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as an Initial Lender

By	/s/ Eugene F. Martin
Title:	Eugene F. Martin
Vice President

BANK OF AMERICA, N.A., as an Initial Lender

By	/s/ David H. Strickert
Title:

CITIZENS BANK OF PENNSYLVANIA, as an Initial Lender

By	/s/ Leslie D. Broderick
Title:	SVP

Initial Issuing Bank

CITIZENS BANK OF PENNSYLVANIA

By	/s/ Leslie D. Broderick
Title:	SVP

Existing Issuing Bank:

CITIZENS BANK OF PENNSYLVANIA

By	/s/ Leslie D. Broderick
Title:	SVP

COMMERCE BANK, N A, as an Initial Lender

By	/s/ Peter L. Davis
Peter L. Davis
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as an Initial Lender

By	/s/ Richard J. Poworoznek
Richard J Poworoznek
Title:	Vice President

NATIONAL CITY BANK, as an Initial Lender

By	/s/ Susan S. Callahan
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as an Initial Lender

By	/s/ Karin E. Samuel
Title:	Vice President

The following schedules and exhibits are omitted. NCO Group, Inc. agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.

SCHEDULES
Schedule I		-	Commitments and Applicable Lending Offices
Schedule II		-	Subsidiary Guarantors
Schedule 4.01(a)(ii)		-	Exceptions to Good Standing
Schedule 4.01(b)		-	Loan Parties
Schedule 4.01(c)		-	Subsidiaries
Schedule 4.01(e)		-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(g)		-	Litigation
Schedule 4.01(q)		-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(r)		-	Environmental Disclosure
Schedule 4.01(u)		-	Existing Debt
Schedule 4.01(v)		-	Surviving Debt
Schedule 4.01(w)		-	Liens
Schedule 4.01(x)		-	Owned Real Property
Schedule 4.01(y)(i)		-	Leased Real Property (Lessee)
Schedule 4.01(y)(ii)		-	Leased Real Property (Lessor)
Schedule 4.01(z)		-	Investments
Schedule 4.01(aa)		-	Material Contracts
Schedule 5.02(t)		-	Transactions with Affiliates

EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term B Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Subsidiary Guaranty Supplement
Exhibit F	-	Form of Opinion of Counsel to the Loan Parties
Exhibit G	-	Form of Mortgage
Exhibit H	-	Form of Solvency Certificate
Exhibit J	-	Form of Opinion of Counsel to the Loan Parties (Real Properties)